UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant		[ x ]
Filed by a Party other than the Registrant		[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ x ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

RENASANT CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of filing.

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RENASANT CORPORATION
209 Troy Street
Tupelo, Mississippi 38804-4827

March 16, 2017
Dear Shareholder:
On behalf of the board of directors, we cordially invite you to attend the 2017 Annual Meeting of Shareholders of Renasant Corporation. The annual meeting will be held beginning at 1:30 p.m., Central time, on Tuesday, April 25, 2017 at the principal offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827. The formal notice of the annual meeting appears on the next page. At the annual meeting, you will be asked to:

1.	Elect five Class 3 directors, each to serve a three-year term expiring in 2020;

2.	Adopt, in a non-binding advisory vote, a resolution approving the compensation of our named executive officers, as described in the proxy statement;

3.
Recommend, in a non-binding advisory vote, whether the non-binding advisory vote to approve the compensation of our named executive officers should occur every year, every other year or every three years;

4	Ratify the appointment of HORNE LLP as our independent registered public accountants for 2017; and

5.	Transact such other business as may properly come before the annual meeting or any adjournments thereof.
The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the annual meeting. We urge you to review this proxy statement and each of the proposals carefully. It is important that your views be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting in person.
On March 16, 2017, we posted on our Internet website, http://www.envisionreports.com/RNST, a copy of our 2017 proxy statement, proxy card and our Annual Report on Form 10-K for the year ended December 31, 2016 (which serves as our annual report to shareholders), and we mailed these materials to our shareholders who are individuals and own our stock directly in their own name. On the same date, institutional shareholders who own our stock directly in their name and other shareholders who previously elected to receive our proxy materials over the Internet were mailed a notice (the “Notice”) containing instructions on how to access our proxy materials and vote online.
Any shareholder who received paper copies of this year’s proxy statement, proxy card and annual report will continue to receive these materials by mail. The proxy statement contains instructions on how you can (1) receive a paper copy of these materials, if you only received a Notice by mail, or (2) elect to receive proxy materials for future shareholders meetings over the Internet, if you received them by mail this year.
You may vote your shares via a toll-free telephone number or on the Internet. If you received a paper copy of the proxy card, you may sign, date and mail the accompanying proxy card in the envelope provided. Instructions regarding the three methods of voting by proxy are contained on the Notice and on the proxy card. As always, if you are the record holder of our stock, you may vote in person at the annual meeting. The accompanying proxy statement explains how to obtain driving directions to the meeting.
On behalf of our board of directors, I would like to express our appreciation for your continued interest in Renasant Corporation.
Sincerely,
E. Robinson McGraw
Chairman of the Board and
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for
the Shareholder Meeting to be held on April 25, 2017:
Renasant’s 2017 proxy statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2016 are available at http://www.envisionreports.com/RNST

RENASANT CORPORATION
209 Troy Street
Tupelo, Mississippi 38804-4827

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	1:30 p.m., Central time, on Tuesday, April 25, 2017

PLACE	Renasant Bank
209 Troy Street
Tupelo, Mississippi 38804-4827

ITEMS OF BUSINESS	1. To elect five Class 3 directors who will each serve a three-year term expiring in 2020;
2. To adopt, in a non-binding advisory vote, a resolution approving the compensation of our named executive officers, as described in the proxy statement;
3. To recommend, in a non-binding advisory vote, whether the non-binding advisory vote to approve the compensation of our named executive officers should occur every year, every other year or every three years;
4. To ratify the appointment of HORNE LLP as our independent registered public accountants for 2017; and

5.	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

RECORD DATE	You can vote if you were a shareholder of record as of the close of business on February 22, 2017.

ANNUAL REPORT
If you have received a paper copy of the proxy statement and proxy card, our Annual Report on Form 10-K for the year ended December 31, 2016 (which serves as our annual report to shareholders), which is not part of the proxy solicitation material, is also enclosed. All of these documents are also accessible on our Internet website, http://www.envisionreports.com/RNST.

PROXY VOTING
It is important that your shares be represented and voted at the annual meeting. You may vote your shares via a toll-free telephone number or on the Internet. If you received a paper copy of the proxy statement by mail, you may sign, date and mail the accompanying proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the proxy card; the notice sent to shareholders who have elected to receive our proxy materials over the Internet has instructions regarding voting on the Internet. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,
E. Robinson McGraw
Chairman of the Board and
Chief Executive Officer
Tupelo, Mississippi

March 16, 2017

RENASANT CORPORATION

___________________
PROXY STATEMENT
___________________

RENASANT CORPORATION

ii

RENASANT CORPORATION

___________________
PROXY STATEMENT
___________________
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, APRIL 25, 2017
We are furnishing this proxy statement to the shareholders of Renasant Corporation in connection with the solicitation of proxies by its board of directors for use at the Annual Meeting of Shareholders of Renasant Corporation to be held at 1:30 p.m., Central time, on Tuesday, April 25, 2017 at the principal offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827, as well as in connection with any adjournments or postponements of the meeting. In this proxy statement, Renasant Corporation is referred to as “Renasant,” “we,” “our,” “us” or the “Company,” and Renasant Bank is referred to as the “Bank.”
As permitted by Securities and Exchange Commission, or SEC, rules, we are making this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2016 (which serves as our annual report to shareholders) available to our shareholders electronically. On March 16, 2017, we posted these materials on our Internet website, http://www.envisionreports.com/RNST, and we mailed to our institutional shareholders who own our stock in their name as well as other shareholders who previously elected to receive our proxy materials over the Internet a notice containing instructions on how to access our proxy materials and vote online (referred to as the “Notice”). Also on March 16, 2017, we mailed this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2016 to our shareholders who are individuals and own our stock in their own name.
The Notice contains instructions on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also explains how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials. If you received a paper copy of the proxy card and other proxy materials and would like to receive these materials over the Internet in the future, you should follow the instructions on the proxy card for requesting electronic delivery of our proxy materials.

VOTING YOUR SHARES
Who is soliciting proxies from the shareholders?
Our board of directors is soliciting your proxy. The proxy provides you with the opportunity to vote on the proposals presented at the annual meeting, whether or not you attend the meeting.
What will be voted on at the annual meeting?
Our shareholders will vote on four proposals at the annual meeting:

1.	The election of five Class 3 directors, who are each to serve a three-year term expiring in 2020 or until his or her successor is elected and qualified;

2.	The adoption, in a non-binding advisory vote, of a resolution approving the compensation paid to our named executive officers, as described in this proxy statement;

3.
The recommendation, in a non-binding advisory vote, whether the non-binding advisory vote to approve the compensation of our named executive officers should occur every year, every other year or every three years; and

4.	The ratification of the appointment of HORNE LLP as our independent registered public accountants for 2017.
Your proxy will also give the proxy holders discretionary authority to vote the shares represented by the proxy on any matter, other than the above proposals, that is properly presented for action at the annual meeting.
How will we solicit proxies, and who bears the cost of proxy solicitation?
Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the Internet or by overnight delivery service. The Company bears the cost of our proxy solicitation, but these individuals do not receive separate compensation for these services. We have retained and pay a fee to our transfer agent, Computershare Inc., to perform services in connection with our common stock, including assistance with the solicitation of proxies, but we pay no separate compensation to Computershare Inc. solely for the solicitation of proxies. Finally, in accordance with SEC regulations, we will reimburse banks, brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners.
Who can vote at the annual meeting?
Our board of directors has fixed the close of business on Wednesday, February 22, 2017, as the record date for our annual meeting. Only shareholders of record on that date are entitled to receive notice of and vote at the annual meeting. As of February 22, 2017, our only outstanding class of securities was common stock, $5.00 par value per share. On that date, we had 150,000,000 shares authorized, of which 44,356,461 shares were outstanding, held by approximately 12,800 shareholders of record.
A shareholder may vote his or her Renasant shares by proxy, whether or not he or she attends the annual meeting. You may vote your shares by proxy via a toll-free telephone number or on the Internet. If you received a paper copy of the proxy card, you may sign, date and mail the accompanying proxy card in the envelope provided. Instructions regarding the three methods of voting by proxy are contained on the proxy card, and instructions regarding voting on the Internet are contained on the Notice. If you, rather than your bank, broker or other record holder, are the record holder of our stock or you obtain a broker representation letter from your bank, broker or other record holder of our stock and in all cases bring proof of identity, you may also vote in person by ballot at the annual meeting.
If you would like to attend the annual meeting in person and need driving directions, please contact Kevin D. Chapman, our Chief Financial Officer, by e-mail to KChapman@renasant.com or by phone at (662) 680-1450.

How many votes must be present to hold the annual meeting?
A “quorum” must be present to hold our annual meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the annual meeting constitutes a quorum. Your shares, once represented for any purpose at the annual meeting, are deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting. This is true even if you abstain from voting with respect to any matter brought before the annual meeting.
How many votes does a shareholder have per share?
Our shareholders are entitled to one vote for each share held.
What is the required vote on each proposal?
Directors are elected by plurality vote; the candidates in each class up for election who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected. Shareholders do not have the right to cumulate their votes in the election of directors. Our board has adopted a “majority voting” policy which applies in an uncontested election of directors. Under this policy, any nominee for director who receives a greater number of “withhold” votes from his or her election than votes “for” such election, although still elected as a director, must promptly tender his or her resignation, which will become effective upon acceptance by our board of directors. This policy does not apply in contested elections. For more information about our majority voting policy, see “Proposal No. 1 – Election of Five Class 3 Directors.”
With respect to the determination of the frequency of the non-binding advisory vote to approve our named executive officers’ compensation, we intend to treat the option that receives a plurality of the votes cast at the annual meeting as the option the shareholders recommend.
For all other proposals, the affirmative vote of a majority of the votes cast at the annual meeting is required for the approval or ratification, as the case may be, of the proposal.
How will the proxy be voted, and how are votes counted?
If you vote by proxy (either by properly completing and returning a paper proxy card or voting by telephone or on the Internet), the shares represented by your proxy will be voted as you instruct at the annual meeting, including any adjournments or postponements of the meeting. If you return a signed proxy card but no voting instructions are given, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy at the annual meeting and any adjournments or postponements as follows:

1.	“FOR” the election of nominees Marshall H. Dickerson, R. Rick Hart, Richard L. Heyer, Jr., J. Niles McNeel and Michael D. Shmerling as Class 3 directors;

2.	“FOR” the adoption of the non-binding advisory resolution approving the compensation of our named executive officers;

3.	In favor of holding a non-binding advisory vote on the compensation of our named executive officers “EVERY YEAR”; and

4.	“FOR” the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2017.
If you hold your shares in a broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to your broker. If you do not provide instructions to your broker, your shares will not be voted on any matter on which your broker does not have discretionary authority to vote, which generally includes non-routine matters. A vote that is not cast for this reason is called a “broker non-vote.” Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting, but they will not be considered present for purposes of calculating the vote on a particular matter, nor will they be counted as a vote FOR or AGAINST a matter or as an abstention on the matter. The ratification of our appointment of our independent registered public accountants is generally considered a routine matter for broker voting purposes, but neither the election of directors nor the other proposals to be voted on at the annual meeting are considered a routine matter.
Under Mississippi law, an abstention by a shareholder who is either present in person at the annual meeting or represented by proxy is not a vote “cast” and is counted neither “for” nor “against” the matter subject to the abstention.

How are shares in the Renasant 401(k) plan voted?
If an account is maintained for your benefit in our 401(k) plan, you can vote the number of shares of our common stock allocated to your account, including units that represent shares of our common stock, determined as of the close of business on February 22, 2017. On that date, our 401(k) plan held an aggregate of 877,120 shares, or 1.98%, of our common stock. The Bank is the trustee of the plan and acts as the proxy. In that capacity, the Bank votes your shares. If you do not timely furnish voting instructions, the trustee will vote your units or shares in a manner that mirrors how the units or shares for which it receives instructions have been voted.
Can a proxy be revoked?
Yes. You can revoke your proxy at any time before it is voted. You revoke your proxy (1) by giving written notice to our Secretary before the annual meeting, (2) by granting a subsequent proxy either by telephone or on the Internet or (3) by delivering a signed proxy card dated later than your previous proxy. If you, rather than your broker, are the record holder of our stock, a proxy can also be revoked by appearing in person and voting at the annual meeting. Written notice of the revocation of a proxy should be delivered to the following address: Secretary, Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827. If you change voting instructions provided to the trustee of our 401(k) plan, your change must be received at least one business day before the meeting to be given effect.

STOCK OWNERSHIP
COMMON STOCK OWNERSHIP OF MORE THAN 5%
The following table sets forth information regarding the beneficial ownership of our common stock as of March 6, 2017, by each person or entity, including any group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”), known to us to be the beneficial owner of 5% or more of our outstanding common stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and is based upon the number of shares of our common stock outstanding as of March 6, 2017, which was 44,394,707 shares.

Name and Address	Number of Shares Beneficially Owned		Percent of Class
BlackRock, Inc.	2,717,604	(1)	6.12%
55 East 52nd Street
New York, New York 10022
Dimensional Fund Advisors LP	2,635,004	(2)	5.94%
Building One
6300 Bee Cave Road
Austin, Texas 78746
The Vanguard Group, Inc.	2,361,752	(3)	5.32%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

(1)
The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 7) filed with the SEC on January 25, 2017 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership as of December 31, 2016. Of the 2,717,604 shares covered by the Schedule 13G, BlackRock has sole voting power with respect to 2,568,020 shares and sole dispositive power with respect to all of the shares. No one person’s interest in our common stock is more than 5% of our total outstanding common shares.

(2)
The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 6) filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership as of December 31, 2016. Of the 2,635,004 shares covered by the Schedule 13G, Dimensional has sole voting power with respect to 2,539,590 shares and sole dispositive power with respect to all of the shares. Dimensional is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled funds, group trusts and separate accounts (these companies, trusts and accounts are referred to as the “Funds”). The Funds are the owners of the shares covered by the Schedule 13G; to the knowledge of Dimensional, no single Fund owns more than 5% of our common stock. Dimensional disclaims beneficial ownership of the shares of our common stock owned by the Funds.

(3)
The amount shown in the table and the following information are based on a Schedule 13G filed with the SEC on February 10, 2017 by The Vanguard Group, Inc. (“Vanguard”) reporting beneficial ownership as of December 31, 2016. Of the 2,361,752 shares covered by the Schedule 13G, Vanguard has sole voting power with respect to 47,526 shares, shared voting power with respect to 5,507 shares, sole dispositive power with respect to 2,310,753 shares and shared dispositive power with respect to 50,999 shares. According to the Schedule 13G, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 45,492 shares as a result of it serving as investment manager of collective trust accounts, and Vanguard Investments Australia Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 7,541 shares as a result of it serving as investment manager of Australian investment offerings. No one person’s interest in our common stock is more than 5% of our total outstanding common shares.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS
The following table includes information about the common stock owned by our directors, nominees and executive officers, as of March 6, 2017, including their name, position and the number of shares beneficially owned. Each of the persons listed in the table below under the heading “Directors and Nominees” currently serves as a director of the Company. Unless otherwise noted, the persons below have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The business address for each of the directors and executive officers listed below is 209 Troy Street, Tupelo, Mississippi 38804-4827.

	Amount and Nature of Beneficial Ownership
	Direct		Options Exercisable Within 60 Days	Other		Total	Percent
Directors and Nominees:(1)
George H. Booth, II	26,089		—	—		26,089	*
Frank B. Brooks	37,591		—	—		37,591	*
Hollis C. Cheek	13,753		—	9,943	(2)	23,696	*
John M. Creekmore	15,399		—	—		15,399	*
Albert J. Dale, III	47,808		—	203	(3)	48,011	*
Jill V. Deer	8,001		—	—		8,001	*
Marshall H. Dickerson	8,086	(4)	—	—		8,086	*
John T. Foy	33,909		—	—		33,909	*
Richard L. Heyer, Jr.	23,112		—	3,625	(5)	26,737	*
Neal A. Holland, Jr.	60,499	(6)	—	162,847	(6)	223,346	*
J. Niles McNeel	39,109		—	613	(7)	39,722	*
Hugh S. Potts, Jr.	153,389		—	29,889	(8)	183,278	*
Fred F. Sharpe	7,854		—	24,368	(9)	32,222	*
Michael D. Shmerling	154,035	(10)	—	1,519	(10)	155,554	*
Named Executive Officers:
E. Robinson McGraw	234,789	(11)	—	—		234,789	*
Kevin D. Chapman	47,312	(12)	—	—		47,312	*
C. Mitchell Waycaster	69,434	(13)	—	—		69,434	*
R. Rick Hart	105,308	(14)	—	—		105,308	*
Michael D. Ross	12,992	(15)	—	—		12,992	*
All directors, nominees and executive officers as a group (26 persons total)	1,402,955		74,625	234,018		1,711,598	3.86%
* Less than 1% of the outstanding common stock, based on 44,394,707 shares of our common stock issued and outstanding as of March 6, 2017 plus, as to each director or executive officer, the number of shares of our common stock that he or she has the right to acquire within 60 days of March 6, 2017.

(1)	For each non-employee director, direct ownership includes 735 shares representing an award of time-based restricted stock under the 2011 Long Term Incentive Compensation Plan, our LTIP, for 2017.

(2)	These shares are held by J.C. Cheek Contractors, Inc. of which Mr. Cheek is the President.

(3)	These shares are held in Mr. Dale's grandchildren's name of which he serves as custodian.

(4)	Of the 8,086 shares owned by Mr. Dickerson, 4,885 shares are pledged as collateral for a loan from Renasant Bank.

(5)	These shares are held by Dr. Heyer’s spouse.

(6)
Of the 60,499 shares listed as directly owned, 49,918 shares are pledged as collateral for a loan from Renasant Bank. Other ownership consists of 1,303 shares held in an individual retirement account owned by Mr. Holland’s spouse, of which Mr. Holland is the beneficiary, 7,248 shares held by a family limited partnership, Holland Limited Partnership, 152,146 shares held by a family limited partnership, Holland Holdings, LP, 2,000 shares held in a living trust of which Mr. Holland serves as trustee, and 150 shares in a trust for his children.

(7)	These shares are held by Mr. McNeel’s spouse.

(8)	These shares are held by Mr. Potts’s spouse.

(9)
Consists of 21,451 shares held by Mr. Sharpe’s spouse, 1,954 shares held in an individual retirement account owned by Mr. Sharpe’s spouse, of which Mr. Sharpe is the beneficiary and 963 shares held in JDF Real Estate Corp, of which Mr. Sharpe is the owner.

(10)	Of the 154,035 shares listed as directly owned, 139,834 shares are pledged as collateral for a loan from Renasant Bank. Mr. Shmerling’s other ownership consists of 1,519 shares held by his children.

(11)
Mr. McGraw is also the Chairman of our board of directors. His direct ownership includes an aggregate of 33,955 shares that are allocated to his accounts under our 401(k) plan, over which Mr. McGraw has voting power, 15,000 shares representing an award of time-based restricted stock under our LTIP and 15,000 shares representing a target award of performance-based restricted stock under our LTIP.

(12)
Direct ownership includes an aggregate of 5,469 shares allocated to Mr. Chapman’s account under our 401(k) plan, over which he has voting power, 7,500 shares representing an award of time-based restricted stock under our LTIP and 4,000 shares representing a target award of performance-based restricted stock under our LTIP.

(13)
Direct ownership includes an aggregate of 15,208 shares that are allocated to Mr. Waycaster’s accounts under our 401(k) plan, over which he has voting power, 8,500 shares representing an award of time-based restricted stock under our LTIP and 5,000 shares representing a target award of performance-based restricted stock under our LTIP.

(14)
Mr. Hart is also a member of our board of directors. Direct ownership includes an aggregate of 706 shares that are allocated to his account under our 401(k) plan, over which Mr. Hart has voting power, and 8,000 shares representing a target award of performance-based restricted stock under our LTIP.

(15)
On February 1, 2017, Mr. Ross tendered his resignation effective June 30, 2017. Direct ownership includes 7,500 shares representing an award of time-based restricted stock under our LTIP and 4,000 shares representing a target award of performance-based restricted stock under the LTIP.

The performance-based restricted stock awards under the LTIP described in notes 11-15 above provide that each recipient possesses voting and dividend rights with respect to his target shares pending settlement at the end of the annual performance cycle. Under the terms of each performance award, the target number of shares is subject to increase or decrease based upon the outcome of Company performance objectives during 2017. Each recipient also possesses voting and dividend rights with respect to the award of the time-based restricted stock described in note 1 for the directors and notes 11-15 for the executives.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NASDAQ Stock Market, LLC (“Nasdaq”) reports of ownership of our securities and changes in their ownership on Forms 3, 4 and 5. Executive officers, directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.
Based solely upon a review of the reports on Forms 3 and 4 and amendments thereto furnished to us in 2016 and Forms 5 and amendments thereto furnished to us with respect to 2016, or written representations from reporting persons that no Form 5 filing was required, we believe that in 2016 our executive officers, directors and greater than 10% owners, with the exception of Messrs. Dale, Dorminey, McNeel, Sharpe and Potts, timely filed all reports they were required to file under Section 16(a). For each of Messrs. Dale, McNeel and Potts, a Form 4 disclosing a single transaction in our common stock was filed after the deadline. For Mr. Dorminey and Mr. Sharpe, a Form 4 disclosing four transactions and three transactions, respectively, in our common stock was filed after the deadline.

BOARD OF DIRECTORS
CURRENT DIRECTORS
Prior to the annual meeting, a total of 16 directors serve on our board, divided into three classes of directors. Assuming that all of our nominees for director are elected, after the annual meeting there will be a total of 16 directors on our board, with six directors in Class 1, five directors in Class 2 and five directors in Class 3. The current term of office for our Class 3 directors expires at the 2017 annual meeting, while the current term of office for our Class 1 directors expires at the 2018 annual meeting and the current term of office for our Class 2 directors expires at the 2019 annual meeting.
The following information lists each director currently serving on our board and includes a brief discussion of the specific experience, qualifications, attributes and skills that led us to conclude that such individual should be and remain a member of our board. We believe that our board of directors consists of a diverse collection of individuals who possess the integrity, education, work ethic and ability to work with others necessary to oversee our business effectively and to represent the interests of all shareholders, including the qualities listed under the heading “Nominating and Corporate Governance Committee” below. We have attempted below to highlight certain notable experience, qualifications and skills for each director, rather than provide an exhaustive catalog of each and every qualification and skill that a director possesses.

Name	Age	Class	Background, Qualifications and Skills
George H. Booth, II Director since 1994	63	1
Background: Mr. Booth is owner of Tupelo Hardware Company, a closely-held family business primarily engaged in wholesale and retail hardware sales. Mr. Booth has served as president of Tupelo Hardware Company since 2000.
Experience/Qualifications/Skills: Mr. Booth brings a borrower’s and depositor’s perspective to the board. He also provides insight on whether our products and services are responsive to the needs of small business owners.

Frank B. Brooks Director since 1989	73	1
Background: Mr. Brooks has been a cotton farmer since 1959 and has served as president of Yalobusha Gin Company, Inc., a cotton gin located in Yalobusha County, Mississippi, since 1992.
Experience/Qualifications/Skills: Mr. Brooks has served as audit committee chairman for two other organizations. We use his leadership and knowledge to provide appropriate oversight of our financial reporting and operational risks. In addition, Mr. Brooks’ experience running businesses servicing other farmers provides insight on the needs of small business owners and on our agricultural lending operations.

Albert J. Dale, III Director since 2007	66	1
Background: Mr. Dale has served as president of Dale, Inc. since 1985. Dale, Inc., located in Nashville, Tennessee, is a specialty contractor and a Marvin Windows and Doors, Kolbe Windows and Doors and Sierra Pacific Windows and Doors dealer in Tennessee, Kentucky and Alabama. He was appointed as a director of the Company upon the completion of our acquisition of Capital Bancorp, Inc., or Capital, in July 2007.
Experience/Qualifications/Skills: As a supplier to businesses and consumers, Mr. Dale’s professional experience provides the board with insight from the customer’s perspective on the needs and risks associated with business development. In addition, Mr. Dale brings to the board an intimate knowledge of Nashville, Tennessee, one of our growth markets. We rely on Mr. Dale for advice on where and how to serve the Nashville metropolitan area.

Name	Age	Class	Background, Qualifications and Skills
John T. Foy Director since 2004	69	1
Background: Mr. Foy is retired. From February 2004 until February 2008, he served as president and chief operating officer of Furniture Brands International, Inc. During that time, he was also a member of the board of directors of Furniture Brands International. Prior to 2004 he served as president and chief executive officer of Lane Furniture Industries. Furniture Brands International was, and Lane Furniture Industries is, engaged in the manufacture of upholstered and wooden furniture.
Experience/Qualifications/Skills: Furniture manufacturing represents a major segment of the economy in our North Mississippi markets. We believe that Mr. Foy’s broad experience in the furniture manufacturing industry gives us an advantage in soliciting these types of customers, as well as customers in the manufacturing industry in general. Also, Mr. Foy’s experience as the president and a director of Furniture Brands International, Inc., which was a publicly-traded company during Mr. Foy’s tenure, provides him with insights on corporate governance.

Hugh S. Potts, Jr. Director since 2014	72	1
Background: Mr. Potts is retired. Prior to our acquisition of First M&F Corporation, or First M&F, in September 2013, Mr. Potts served as chairman and chief executive officer of First M&F, headquartered in Kosciusko, Mississippi. Prior to becoming chief executive officer, Mr. Potts had extensive experience especially in the trust, commercial lending and marketing areas of First M&F and its wholly-owned subsidiary Merchants and Farmers Bank. Mr. Potts also serves on the Board of Trustees of Belhaven University and the Board of Trustees of French Camp Academy. Mr. Potts was appointed as a director of the Company upon the completion of our acquisition of First M&F in 2014.
Experience/Qualifications/Skills: Mr. Potts brings critical knowledge of our central Mississippi markets to our board, providing valuable insights on both preserving customer relationships acquired in connection with our merger with First M&F as well as expanding into this key growth market. Furthermore, Mr. Potts’ experience in managing a multi-state banking institution supplements our board with industry-specific technical knowledge and a deep understanding of the regulatory environment in which we operate.

Fred F. Sharpe Director since 2015	68	1
Background: Mr. Sharpe has been the president and owner of U-Save-It-Pharmacy, Inc., a pharmacy with more than 35 locations in the southeast, since 1979. He is a member and past district president of the Georgia Pharmacy Association and a member of the board of directors of the Academy of Independent Pharmacists. Mr. Sharpe is also a member of The Albany Symphony Association Board. Mr. Sharpe has previously served on the boards of the Albany Chamber of Commerce and the Albany-Dougherty Inner City Authority. Mr. Sharpe served as a director of HeritageBank of the South prior to our acquisition of Heritage Financial Group, Inc., or Heritage, in July 2015.
Experience/Qualifications/Skills: Mr. Sharpe brings valuable insight to our Georgia markets, which are key growth markets for the Bank. In addition, as the owner of a business with multiple locations spread through a wide geographic area, Mr. Sharpe understands the issues associated with the expansion of a business, particularly into our Georgia markets.

Name	Age	Class	Background, Qualifications and Skills
Hollis C. Cheek Director since 2014	71	2
Background: Mr. Cheek has been president of J.C. Cheek Contractors, Inc., a landscape engineering and contracting firm specializing in asphalt milling, striping, edge drains, debris grinding, debris removal, clearing, erosion control and site grading, since 1967. Mr. Cheek is also a member of Techno-Catch, LLC, in Kosciusko, Mississippi, a manufacturer and supplier of poultry equipment. Mr. Cheek is on the board of the Mississippi Road Builders Association and the Attala Development Corporation. Mr. Cheek has formerly served in public capacities as a Mississippi state senator and on the Small Business Advisory Board of the U.S. Department of Energy. Mr. Cheek served on the board of directors of First M&F and was appointed as a director of the Company upon the completion of our acquisition of First M&F in 2014.
Experience/Qualifications/Skills: Mr. Cheek’s success in both the public and private sectors of central Mississippi provides us with invaluable insight in this market. Mr. Cheek’s extensive business experience developing and implementing strategies, technology and organizational structure necessary to grow J.C. Cheek Contractors from a local landscaping company to a large commercial contractor allows him to assess our products and services from both a small business and large corporation perspective.

John M. Creekmore Director since 1997	61	2
Background: Mr. Creekmore has engaged in the practice of law since 1987 as the owner of the law firm Creekmore Law Office, PLLC.
Experience/Qualifications/Skills: As a lawyer, Mr. Creekmore brings a legal point of view to the risks and challenges that we face. He also provides us with insights regarding the legal implications of our plans and strategies. Finally, Mr. Creekmore lives and works in Amory, Mississippi, and helps shape our policies with respect to our smaller markets.

Jill V. Deer Director since 2011	54	2
Background:  Ms. Deer is Vice President of Planning, Administration and Risk for Brasfield & Gorrie, L.L.C., one of the nation’s largest privately-held construction firms, with revenues in excess of $3 billion. Prior to joining Brasfield & Gorrie, Ms. Deer served as a principal of Bayer Properties, L.L.C., a full service real estate company based in Birmingham, Alabama, that owns, develops and manages commercial real estate. Ms. Deer joined Bayer Properties in 1999 to serve as an executive officer and general counsel of the company. Prior to that time, she was a partner in a large regional law firm in Birmingham practicing in the area of commercial real estate finance.
Experience/Qualifications/Skills: The Birmingham metropolitan area is the largest metropolitan area in Alabama and one of our key growth markets. Ms. Deer’s knowledge and experience in this market helps us develop strategies to further expand our presence in Birmingham. Furthermore, Ms. Deer’s professional experience in the real estate and construction industries gives the board an additional resource in understanding the risks and trends associated with commercial real estate, especially because Brasfield & Gorrie operates in many of the same markets in which Renasant is located.

Name	Age	Class	Background, Qualifications and Skills
Neal A. Holland, Jr. Director since 2005	61	2
Background: Mr. Holland has been president of Holland Company, Inc., a diversified sand, stone and trucking company in Decatur, Alabama, since 1980. He is also the chairman and CEO of Alliance Sand and Aggregates, LLC. Mr. Holland was appointed as a director of the Company upon the completion of our acquisition of Heritage Financial Holding Corporation in 2005. Mr. Holland is also the owner of Miracle Mountain Ranch LLC.
Experience/Qualifications/Skills: Mr. Holland gives us valuable advice in shaping our policies and strategies in our Alabama markets. Mr. Holland’s service on the board and executive committee of Heritage Financial Holding Corporation has given him added experience and insight to the risks associated with serving on the board of a publicly-traded financial institution. As the owner of multiple businesses, he also is able to add a borrower’s perspective to the board’s discussions.

E. Robinson McGraw Director since 2000	70	2
Background: Mr. McGraw has served as our and the Bank’s Chief Executive Officer since 2000, and he served as our and the Bank’s President from 2000 to January 2016. Since June 2005, Mr. McGraw has also served as Chairman of our and the Bank’s board of directors. Mr. McGraw served as Executive Vice President and General Counsel of the Bank prior to becoming our Chief Executive Officer.
Experience/Qualifications/Skills: It is unlikely that there is any individual that has a more intimate knowledge of our history, our current operations and our future plans than Mr. McGraw. His insight is an essential part of formulating our plans and strategies. Mr. McGraw’s legal background and years of experience with the Company provides the board an additional resource on legal implications and the regulatory requirements specifically attributable to the banking industry and financial institutions.

Marshall H. Dickerson Director since 1996	68	3
Background: Mr. Dickerson is retired. Prior to his retirement, he was the owner and manager of Dickerson Furniture Company, a company engaged in retail home furnishings sales until its closing in 2012.
Experience/Qualifications/Skills: Mr. Dickerson owned and operated his own business for over 33 years. As a former small business owner, he understands the capital needs and other challenges that many of our small business customers face on a daily basis; he also understands the services that a small business owner requires from its banking relationship. We believe that Mr. Dickerson’s insights on these topics help us tailor our products, as well as our customer service operations, to meet the needs of this important segment of our business.

R. Rick Hart Director since 2007	68	3
Background: Mr. Hart has served as an Executive Vice President of the Company and President of the Northern Region of the Bank since October 2012. He served as the President of the Tennessee Division and Middle Tennessee Division of the Bank from July 2007 until October 2012. Prior to our acquisition of Capital, Mr. Hart served as chairman, president and chief executive officer of Capital Bank & Trust Company, in Nashville, Tennessee. Mr. Hart was appointed as a director of the Company upon the completion of our acquisition of Capital in July 2007.
Experience/Qualifications/Skills: Mr. Hart brings the experience of a Nashville banker to the board, helping to formulate our plans for the Nashville market. Along with Mr. McGraw, Mr. Hart serves as a liaison between the board and our employees, keeping the board abreast of employee concerns and morale.

Name	Age	Class	Background, Qualifications and Skills
Richard L. Heyer, Jr. Director since 2002	60	3
Background: Dr. Heyer has served as a physician and partner of Tupelo Anesthesia Group, P.A. since 1989. In addition, Dr. Heyer is President and co-owner of TAG Billing, LLC, a medical billing service provider in the medical industry.
Experience/Qualifications/Skills: Dr. Heyer’s experience in the medical industry brings a unique perspective to the challenges and opportunities that our board faces. Dr. Heyer’s background and experience is important in the formulation of board policy. Dr. Heyer is a business owner in the medical industry and adds this perspective to board discussions.

J. Niles McNeel Director since 1999	70	3
Background: Mr. McNeel has engaged in the practice of law as a partner of the law firm of McNeel and Ballard since 1983.
Experience/Qualifications/Skills: Mr. McNeel’s practice is based in Louisville, Mississippi, giving him insight into the issues facing our customers in our smaller markets. As an attorney, Mr. McNeel also brings a legal perspective to the board’s deliberations and analysis.

Michael D. Shmerling Director since 2007	61	3
Background: Mr. Shmerling has served as chairman of Choice Food Group, Inc., a manufacturer and distributor of food products, since July 2007 and chairman of Clearbrook Holdings Corp. (formerly XMI Holdings Inc.) since 1999. Mr. Shmerling previously served as a senior advisor to Kroll, Inc., a risk consulting company, from August 2005 to June 2007 and an executive vice president of Kroll, Inc. from August 2000 to June 2005. Effective as of May 2001, he also served as Chief Operating Officer of Kroll. Mr. Shmerling was appointed as a director of the Company upon the completion of our acquisition of Capital in July 2007. Mr. Shmerling is also a director for Healthstream, Inc., a publicly-traded company.
Experience/Qualifications/Skills: Mr. Shmerling’s business and philanthropic endeavors in the Nashville market provide us with opportunities to create new business relationships and grow market share in this key area. In addition, his 39-year professional history as a licensed CPA (now inactive) in public and private practice provides the board with a broad range of financial knowledge and business acumen. Mr. Shmerling is experienced in assessing and mitigating risk and formulating policies designed to minimize risk exposure. In addition, his experience as an officer and director of publicly-traded companies gives the board another resource for issues specific to publicly-traded companies in the areas of financial reporting and corporate governance.

Meetings Held During 2016
Our board held nine meetings during 2016. All directors attended at least 75% of the total number of board meetings and the meetings of the committees on which they served. The members of the board who are “independent directors” under Nasdaq Rule 5605(a)(2) met in executive session six times during 2016.
We do not have a policy requiring director attendance at our annual meeting. All of our current directors attended the 2016 annual meeting. We expect our entire board to attend this year’s annual meeting.
Retirement Policy
Under our Restated Bylaws, as amended (our “Bylaws”) (1) a director may not stand for election after reaching age 72, and (2) any director who attains age 72 during his or her elected term may serve only until the next regular meeting of our shareholders. By waiver, the board may permit a director to stand for reelection after he or she reaches the age of 72 or waive the requirement that a director who has attained 72 resign at the next regular meeting of shareholders. To be effective, a waiver must be approved by the affirmative vote of at least two-thirds of the directors then in office, excluding the vote of the director to whom the waiver vote applies. A waiver applies only until the next regular meeting of our shareholders, when the board may again waive the requirement that a director who has attained age 72 resign from the board. In no event may a director receive more than three waivers, with the result that all of our directors must cease to serve as of the regular meeting of our shareholders that follows his or her attainment of age 75.

Frank B. Brooks is age 73. At its January 2017 meeting, the board unanimously voted to again waive the requirement that Mr. Brooks resign from the board at the 2017 annual meeting. Accordingly, Mr. Brooks may continue to serve as a director until the 2018 annual meeting of shareholders of the Company.
Hugh S. Potts, Jr. is age 72. At its January 2017 meeting, the board unanimously voted to waive the requirement that Mr. Potts resign from board at the 2017 meeting. Accordingly, Mr. Potts may continue to serve as a director until the 2018 meeting of shareholders of the Company.
Independent Directors
Our board has determined that each of George H. Booth, II, Frank B. Brooks, Hollis C. Cheek, John M. Creekmore, Albert J. Dale, III, Jill V. Deer, Marshall H. Dickerson, John T. Foy, Richard L. Heyer, Jr., Neal A. Holland, Jr., J. Niles McNeel, Fred F. Sharpe and Michael D. Shmerling is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Being Renasant employees, Mr. McGraw and Mr. Hart are not independent under the Nasdaq Marketplace Rules, nor is Mr. Potts independent. Finally, William M. Beasley, who resigned as a director of Renasant effective July 31, 2016, also was an “independent director” under the Nasdaq Marketplace Rules prior to his resignation.
The board considered the relationships between our directors and Renasant or the Bank when determining each director’s status as an “independent director” under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. In addition to the relationships listed below under the headings “Indebtedness of Directors and Officers” and “Other Related Person Transactions” the board considered the following relationships:

•
We and the Bank employ Phelps Dunbar LLP, a law firm in which William M. Beasley is a partner, to provide advice in various legal areas, including litigation services, employee benefits, and general corporate and securities law.

•
The Bank employs Mr. Creekmore’s son as a vice president at one of its Nashville branches and Dr. Heyer’s son as an investment officer in its wealth management division, although neither individual’s total compensation is at a level such that his employment would constitute a “related person transaction” under applicable SEC regulations. The compensation paid to each of Mr. Creekmore’s son and Dr. Heyer’s son is consistent with the compensation paid to similarly-situated employees of the Bank.

The board determined that these relationships did not affect the status of the relevant director as an “independent director.” Furthermore, we are not aware of any family relationships between any director, executive officer or person nominated to become a director or executive officer. Finally, in determining the independence of members of our compensation committee, the board considered the source of each member’s compensation (including whether he or she received any consulting, advisory or other compensatory fee from us), whether the director is our affiliate, and such other factors of which the board was aware relevant to determining whether the director has a relationship to us material to his or her ability to be independent from management in the context of serving as a compensation committee member.
Leadership Structure of the Board of Directors
E. Robinson McGraw, our chief executive officer, serves as chairman of the board of the Company and the Bank, while John M. Creekmore serves as “lead director” on our board of directors. The members of the board who meet the definition of “independent director” under the Nasdaq Marketplace Rules select our lead director, except that no lead director is required to be selected if the chairman of the board qualifies as an “independent director.” The lead director’s responsibilities are explained below.
We have chosen a board leadership structure with Mr. McGraw serving as our chairman because we believe this structure results in a single voice speaking for the Company and presents a unified and clear chain of command. Also, the chairman of the board is expected to manage the board in performing its duties and lead board discussion. As our and the Bank’s Chief Executive Officer, Mr. McGraw is ideally positioned to provide insight on the current status of our overall operations, our future plans and prospects and the risks that we and the Bank face. Thus, the individual with the most knowledge about us and the Bank and our respective operations is responsible for leading the board’s discussions. The board retains the authority to separate the positions of chairman and chief executive officer if it finds that the board’s responsibilities can be better fulfilled with a different structure.
We also have a lead director. The lead director serves as an independent counterbalance to the chairman, ensuring that all of our directors’ concerns are addressed and otherwise facilitating robust discussions among the entire board

(which, as noted above, is comprised almost entirely of “independent directors”). In terms of board leadership, we view the lead director as essentially a co-equal with the chairman of the board. Mr. Creekmore has been a director since 1997, predating Mr. McGraw’s service on the board, which we believe adds weight to his independent voice on the board. Also, at each meeting, if he deems it necessary, the lead director may call the board into executive session (that is, a meeting of only those directors who are “independent directors” under the Nasdaq Marketplace Rules) to discuss matters outside the presence of the chairman and other non-independent directors.
Article III, Section 8, of our Bylaws sets forth a complete description of the lead director’s responsibilities. In general, the lead director is responsible for:

•	With Mr. McGraw, scheduling and setting the agenda for board meetings;

•	Scheduling, setting the agenda for, and chairing all executive sessions of the “independent directors” of the board;

•	Determining the appropriate materials to be sent to directors for all meetings;

•	Acting as a liaison between the board and Mr. McGraw and our other executive officers;

•	Assisting the compensation committee in evaluating Mr. McGraw’s performance;

•	Assisting the nominating and corporate governance committee in its annual assessment of the board’s committee structure and each committee’s performance; and

•	Overseeing the board’s communications with our shareholders.
In addition to these specific duties, we expect the lead director to familiarize himself with the Company, the Bank and the banking industry in general. He also is expected to keep abreast of developments in the principles of good corporate governance. The lead director is also a member of the executive committee of the board.
Role of the Board in Risk Oversight
Although our full board of directors is ultimately responsible for the oversight of our risk management processes, the board is assisted in this task by the Enterprise Risk Management Committee (“ERM committee”), whose members are the chairs of the various committees of the Company and the Bank. The ERM committee is tasked with monitoring the various risks identified by the Company and Bank committees in the context of the impact of each identified risk on other identified risks and ultimately on the Company as a whole. In addition to the ERM committee, our and the Bank’s other committees are responsible for considering and overseeing the risks within their particular area of concern. For example, our audit committee focuses on financial reporting and operational risk. As provided in its charter, the audit committee meets regularly with management, our independent registered public accountants and our internal auditors to discuss the integrity of our financial reporting processes and internal controls as well as the steps that have been taken to monitor and control risks related to such matters. Our Bank’s loan committee is primarily responsible for credit and other risks arising in connection with our lending activities, which includes overseeing management committees that also address these risks. The Bank’s investment committee monitors our interest rate risk, with the goal of structuring our asset-liability composition to maximize net interest income while minimizing the adverse impact of changes in interest rates on net interest income and capital. Finally, our compensation committee, whose duties are described in more detail below, evaluates the risks that our executive compensation programs may generate.
Each committee meets regularly with management to assist management in identifying all of the risks within such committee’s areas of responsibility and in monitoring, and, where necessary, taking appropriate action to mitigate the applicable risks. At each board meeting, the committee chairman provides a report to the full board of directors on issues related to such committee’s risk oversight duties. To the extent that any risks reported to the full board need to be discussed outside the presence of management, the board will call an executive session to discuss these issues.
We believe the board’s approach to fulfilling its risk oversight responsibilities complements its leadership structure. In his capacity as chairman of the board, Mr. McGraw reviews whether board committees are addressing their risk oversight duties in a comprehensive and timely manner. Since he is also our chief executive officer, Mr. McGraw is able to assist these committees in fulfilling their duties by (1) requiring that our management team provide these committees with all requested reports and other information as well as with access to our employees and (2) implementing recommendations of the various board committees to mitigate risk. At the same time, Mr. Creekmore, as our lead director, is able to lead an independent review of the risk assessments developed by management and reported to the committees.
DIRECTOR COMPENSATION
The compensation committee recommends the compensation for our non-employee directors; our full board of directors approves or modifies the recommendation. Any modifications are implemented after our annual meeting. Directors who are also our employees receive no additional compensation for their service as directors, but they are reimbursed for any direct expenses incurred to attend our meetings.

Director Compensation for 2016
Name	Fees Earned or Paid in Cash	Stock Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
A	B	C	D	E	F
William M. Beasley(1)	$17,917	$—	$—	$3,845	$21,762
George H. Booth, II	30,833	25,000	6,095	4,844	66,772
Frank B. Brooks	50,333	25,000	5,652	7,093	88,078
Hollis C. Cheek	45,333	25,000	—	512	70,845
John M. Creekmore	53,833	25,000	6,684	11,641	97,158
Albert J. Dale, III	58,333	25,000	10,576	5,828	99,737
Jill V. Deer	38,958	25,000	—	512	64,470
Marshall H. Dickerson	52,333	25,000	—	7,093	84,426
John T. Foy	51,083	25,000	—	7,093	83,176
Richard L. Heyer, Jr.	34,083	25,000	4,572	512	64,167
Neal A. Holland, Jr.	61,208	25,000	—	512	86,720
J. Niles McNeel	33,833	25,000	—	7,093	65,926
Hugh S. Potts, Jr.	29,333	25,000	24,409	7,093	85,835
Fred Sharpe	31,333	25,000	35	290	56,658
Michael D. Shmerling	42,083	25,000	19,887	4,400	91,370

(1)	Mr. Beasley resigned from our board effective July 31, 2016.
The table above includes information about the compensation paid to our non-employee directors for services they rendered during our fiscal year ended December 31, 2016. The compensation included in the table represents both cash payments and the value of other forms of payments and benefits as follows:

•
Column B, Fees Earned or Paid in Cash. Amounts in this column reflect the retainers and meeting fees we paid to our non-employee directors, which may be voluntarily deferred under our Deferred Stock Unit Plan or Directors’ Deferred Fee Plan.

◦	We paid the following retainers, prorated in the form of equal monthly payments:

▪	All directors received the amount of $25,000;

▪	Our lead director received an additional retainer in the amount of $7,500;

▪	The chairman of the audit committee received an additional retainer in the amount of $6,000; and

▪	The chairmen of the compensation, nominating and corporate governance, executive and loan committees each received an additional retainer in the amount of $3,000.

◦	We also paid the following meeting fees:

▪	Committee chairmen who do not receive a retainer for acting as such receive $750 for each meeting chaired; and

▪	Committee members receive $500 for each meeting they attend.

▪
Each of our non-employee directors who serves on one of our state bank boards was paid a $500 fee quarterly or when the board meets, a $125 fee in each month during which a meeting was not held, and a $200 fee for attendance at state bank board committee meetings.

•
Column C, Stock Awards. On April 27, 2016, each director received a time-based restricted stock award in the aggregate amount of 735 shares of our common stock that will vest at the 2017 annual meeting. Column C reports the aggregate fair value of the award, determined as of the date of award, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation.” Dividends payable on restricted stock awards are not included in our fair value determination. Please refer to Note 14, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2016 for details regarding the assumptions used to derive the fair value of our restricted stock.

•
Column D, Changes in Pension Value and Nonqualified Deferred Compensation Earnings. Amounts in this column report above-market earnings on amounts deferred under the Directors’ Deferred Fee Plan, which is described below. Interest earned on deferred amounts is considered above-market only if the interest rate exceeded 120% of the applicable federal long-term rate with compounding as prescribed by the Internal Revenue Service. Column D does not include the $140,775 change in the actuarial present value of Mr. Potts’s accumulated pension plan benefit, determined as of December 31, 2016, which was earned while he was an employee of First M&F. Mr. Pott’s benefit is held in the Bank’s pension plan pending distribution.

•	Column E, All Other Compensation. Amounts in this column report the value of other benefits we provide to our non-employee directors, which consist of the following:

◦
Non-employee directors and their eligible dependents may elect to enroll in our medical and dental plans; amounts in Column E represent the additional compensation that is paid to each electing director, representing the portion of the applicable premiums that would be paid by the Company if the director were an active employee;

◦	We provide term life and accidental death and dismemberment insurance coverage to each director with a face amount of $10,000, at a cost of $25; and

◦	Column E includes dividends paid on the above-mentioned restricted stock awards.
During 2016, the Bank maintained two types of deferred compensation plans in which our non-employee directors were eligible to participate. Under one plan, the Deferred Stock Unit Plan, or the DSU Plan, deferred retainer and fees are deemed invested in units representing shares of our common stock and are credited with dividend equivalent units as and when we pay dividends. Units are allocated to each participant’s account based on a quarterly average market price. Under the other plan, the Directors’ Deferred Fee Plan, or the Deferred Fee Plan, deferred retainer and fees are notionally invested by each director in investment alternatives substantially similar to those offered under our 401(k) plan and in the Moody’s Average Corporate Bond Rate, or the Moody’s Rate, which was a weighted average interest rate of 4.19% in 2016. Benefits under either plan are payable when a director ceases to serve as a member of the board or attains a specified age and may be paid in a lump sum or installments. Under the DSU Plan, deferred amounts are paid in the form of shares of our common stock; under the Deferred Fee Plan, deferred amounts are paid in cash.

BOARD COMMITTEES
During 2016, the board of directors of the Company had three established committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The members of each committee are listed below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Frank B. Brooks	✓	✓
Albert J. Dale, III		✓
John T. Foy	✓		✓
Hollis C. Cheek	✓
John M. Creekmore		✓	✓
Jill V. Deer	✓
Neal A. Holland, Jr.		✓	✓
Marshall H. Dickerson	✓		✓
Richard L. Heyer, Jr.		✓
J. Niles McNeel		✓	✓
Michael D. Shmerling	✓		✓
Audit Committee
Mr. Brooks chairs our audit committee, and Mr. Foy serves as its vice-chair. Each member of our audit committee is (1) an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules, (2) meets the criteria for independence in Rule 10A-3(b)(1) of the Exchange Act, and (3) satisfies the other requirements for audit committee membership under the Nasdaq Marketplace Rules. The board has determined that Mr. Shmerling qualifies as an “audit committee financial expert” under applicable SEC rules and regulations and satisfies the financial sophistication requirements under Rule 5605(c)(2)(A) of the Nasdaq Marketplace Rules. During 2016, the audit committee held 17 meetings.
The audit committee reviews our financial reporting process on behalf of the board of directors. The committee has adopted a written charter, which is available at www.renasant.com, by clicking on “Corporate Overview” under the “Investor Relations” tab, then clicking on “Governance Documents” and then “Audit Committee Charter.” The audit committee’s duties and responsibilities under its charter include the following:

•	Appointing, compensating and overseeing our independent registered public accountants;

•	Monitoring the integrity of our financial reporting process and system of internal controls;

•	Monitoring the independence and performance of our independent registered public accountants and internal auditing department;

•	Pre-approving all auditing and permitted non-audit services provided by our independent registered public accountants;

•	Providing an avenue of communication among our independent registered public accountants, management, the internal auditing department and the board of directors; and

•
Establishing procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee
Mr. Dale chairs our compensation committee, and Mr. McNeel serves as its vice chair. Each member of the committee is considered: (1) an “independent director” within the meaning of Rule 5605(a)(2) of the Nasdaq Marketplace Rules, (2) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and (3) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. The compensation committee met seven times during 2016.
The compensation committee's primary functions are setting our compensation strategy and administering the compensation of our named executive officers. The committee has adopted a written committee charter that describes its specific authority, powers and responsibilities. A copy of the charter may be found at www.renasant.com by clicking on “Corporate Overview” under the “Investor Relations” tab, then clicking on “Governance Documents” and then “Compensation Committee Charter.”
The specific analyses and decisions made by the compensation committee about the compensation of our named executives can be found below in the “Compensation Discussion & Analysis” section.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee evaluates, nominates and recommends individuals for membership on our board of directors and the board’s committees and plays a leadership role in our formulation of corporate governance policies. Its chairman is Mr. Holland; Mr. Creekmore serves as its vice chairman. Each of the current members of the nominating committee is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. During 2016, the nominating committee held nine meetings.
The nominating committee has adopted a written charter, a copy of which is available at www.renasant.com, by clicking on “Corporate Overview” under the “Investor Relations” tab, then clicking on “Governance Documents” and then “Nominating and Governance Committee Charter.”
The nominating committee evaluates potential new directors based upon the needs of the board and the Company. The committee’s objective is to craft a board composed of individuals with a broad mix of backgrounds and experiences and possessing, as a whole, all of the knowledge, skills and experience necessary to guide a publicly-traded financial institution like Renasant in the prevailing business environment. The committee uses the same criteria to assess all candidates for director, whether proposed by the committee itself, by a shareholder or otherwise. In addition to the eligibility requirements in our Bylaws, the criteria include, without limitation, whether the candidate possesses the following qualifications and qualities:

•	Independence for purposes of Rule 5605(a)(2) of the Nasdaq Marketplace Rules and SEC rules and regulations;

•	Experience in banking, or in marketing, finance, legal, accounting or other professional disciplines;

•	Diversity of background and other characteristics which are reflective of our shareholders;

•	Familiarity with and participation in the local communities in which we do business;

•	Prominence and a highly-respected reputation in his or her profession;

•	A proven record of honest and ethical conduct, personal integrity and independent judgment;

•	Ability to represent the interests of our shareholders; and

•	Ability to devote time to fulfill the responsibilities of a director and to enhance their knowledge of our industry.
Neither the board nor the nominating committee has adopted a formal policy with regard to the consideration of diversity when evaluating candidates for election to the board. However, the nominating committee believes that board membership should reflect diversity in its broadest sense, and so it does consider a candidate’s gender, ethnicity, experience, education, geographic location and difference of viewpoint when evaluating his or her qualifications for election to the board. Whenever the nominating committee evaluates a potential candidate, the committee considers that individual in the context of the composition of the board as a whole.
Shareholder Nominees to the Board of Directors
Usually, nominees for election to the board are proposed by the current members of the board. The nominating committee will also consider candidates that shareholders and others recommend. Shareholder recommendations should be addressed to: Secretary, Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827. Your

recommendations must be submitted to us no earlier than December 26, 2017, and no later than January 25, 2018, for consideration as a possible nominee for election to the board at our 2018 annual meeting.
The specific requirements of our advance notice and eligibility provisions, which apply to shareholder recommendations of candidates for director, are set forth in Article III, Section 9, of our Bylaws, a copy of which is available upon request. Among other things, a shareholders’ notice must include the following information as to each nominee:

•	The reason for making the nomination;

•
All arrangements or understandings between or among the recommending shareholder(s) and the nominee, as well as any information that would have to be disclosed under Item 404 of Regulation S-K if the recommending shareholder (and any beneficial owner on whose behalf the recommendation has been made) were the registrant;

•
All information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

•	The nominee’s written consent to being named in the proxy statement and to serve as a director if elected.
The shareholders’ notice must also set forth the name and address of the nominating shareholder and information relating to, among other things (1) all direct and indirect ownership interests (including hedges, short positions and derivatives) and economic interest in our stock (such as rights to dividends) and all proxies and other arrangements to vote our stock held by the nominating shareholder, and (2) all other information that the shareholder would be required to disclose under Section 14 of the Exchange Act in connection with the solicitation of proxies by such shareholder in a contested election. If a shareholder intends to recommend a nominee for election as director on behalf of the beneficial owner of the shares that the recommending shareholder is the record owner of, the recommending shareholder must also provide the information described above with respect to the beneficial owner.
Responding to Shareholder Questions
The board has not adopted a formal procedure that you must follow to send communications to it, but it does have informal procedures, described below, that it believes adequately facilitate shareholder communications with the board. Shareholders can send communications to the board and individual directors by contacting Kevin D. Chapman, our Chief Financial Officer, in one of the following ways:

•	By writing to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, Attention: Chief Financial Officer;

•	By e-mail to KChapman@renasant.com; or

•	By phone at (662) 680-1450.
If you request information or ask questions that can more efficiently be addressed by management, Mr. Chapman will respond to your questions instead of the board. He will forward to the audit committee any communication concerning employee fraud or accounting matters, and he will forward to the full board any communication relating to corporate governance or those requiring action by the board of directors.
Indebtedness of Directors and Officers
Certain of our directors and officers, businesses with which they are associated and members of their immediate families are customers of the Bank and have entered into loan transactions with the Bank. These transactions were made in the ordinary course of the Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. The Bank’s board of directors approved all such loans in accordance with bank regulatory requirements.
Other Related Person Transactions
In addition to the loan transactions described above, we have deposit and other financial services-related relationships in the ordinary course of the Bank’s business with our directors and officers, businesses with which they are associated and members of their immediate families, and we expect to engage in similar transactions with these persons in the future. All certificates of deposit and depository relationships with these persons were made in the ordinary course of the Bank’s business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to the Company or the Bank.
In addition to the individuals discussed above under the heading “Independent Directors”, the Bank employs the following individuals who are related persons:

•
The son of R. Rick Hart, an executive officer and a director, is a Senior Vice President and Commercial Relationship Officer of the Bank. Mr. Hart’s son was an employee of Capital prior to our acquisition of Capital and continues to work in the same capacity at a branch located in Nashville, Tennessee. In 2016, his total cash compensation was $225,775, and he received an award of 450 shares of time-based restricted stock which will fully vest in 2019.

•
The son of Hugh S. Potts, Jr., a director, is an Executive Vice President and the Chief Investment Officer of the Bank. Mr. Potts’s son was an employee of First M&F prior to our acquisition of First M&F and continues to work in a similar capacity with the Company. In 2016, his total cash compensation was $199,231, and he received an award of 400 shares of time-based restricted stock which will fully vest in 2019.

Neither of the foregoing employees is an “executive officer” as that term is defined in Rule 3b-7 under the Exchange Act.
Policies and Procedures to Review, Approve and Ratify Related Person Transactions
We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Under our code of ethics, our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to us in an objective and fair manner. A copy of our Code of Ethics is available at www.renasant.com by clicking on “Corporate Overview” under the “Investor Relations” tab, then clicking on “Governance Documents” and then “Code of Ethics.”
The entire board of directors is responsible for reviewing and approving or ratifying all material transactions between us and our subsidiaries with any related person. To identify related person transactions, each year we require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their immediate family members have an interest. When the board reviews, approves or ratifies related person transactions, the director associated with the matter must abstain from voting and, typically, is not present while discussions and deliberations are held. Related persons include any of our directors or executive officers, their immediate family members and businesses with which they are associated. The types of transactions that must be reviewed and approved or ratified include extensions of credit and other business relationships.
We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the chairman of the audit committee.
Other than our Code of Ethics, our related person transaction policy is not in writing. However, we have adopted written policies to comply with regulatory requirements and restrictions applicable to us, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders).
Legal Proceedings Involving a Director or Executive Officer and the Company or the Bank
We are not aware of any current legal proceedings where any of our directors or executive officers, any holder of more than 5% of our common stock, or any of their respective associates, is a party adverse to us, the Bank or any of our other subsidiaries.

EXECUTIVE OFFICERS
The names, ages, positions and business experience of our principal executive officers, except for Messrs. McGraw and Hart, are listed below. Because they are also members of our board, information about Messrs. McGraw and Hart appeared earlier in the section entitled “Board of Directors” under the heading “Current Directors.” All of our executive officers are appointed annually by our board and serve at the discretion of the board except for our “named executive officers” – Messrs. McGraw, Waycaster, Chapman, Hart and Ross – each of whom is party to an employment agreement.

Name	Age	Position
Kevin D. Chapman	41
Our Executive Vice President since January 2011 and Chief Financial Officer since October 2011.   Mr. Chapman served as our Corporate Controller from May 2006 until October 2011. He has served as Senior Executive Vice President of the Bank since January 2011 and Chief Financial Officer of the Bank since October 2011. Mr. Chapman served as Chief Strategy Officer of the Bank from January 2011 until October 2011. He was a Senior Vice President of the Bank from January 2005 until July 2006, at which time he became an Executive Vice President and the Bank’s Chief Accounting Officer.

J. Scott Cochran	53
Our Executive Vice President since April 2007 and President of the Western Region of the Bank since October 2012. Mr. Cochran served as President of the Mississippi Division of the Bank from April 2007 to October 2012; he served as Administrative Officer of the Bank’s Corporate Banking Division from March 2005 to April 2007. Prior to March 2005, he served as Senior Commercial Lending Officer of the Bank.

Stephen M. Corban	61	Our Executive Vice President and General Counsel since July 2003; he has also served as Senior Executive Vice President and General Counsel of the Bank since July 2003.
O. Leonard Dorminey	64
Our Executive Vice President since July 1, 2015 and President of the Eastern Region of the Bank since July, 1, 2015. Prior to our acquisition of Heritage Financial Group, Inc. in July, 2015 Mr. Dorminey served as Chief Executive Office of both Heritage Financial and HeritageBank of the South.

James W. Gray	60
Our Executive Vice President since February 2003; he has also served as Senior Executive Vice President of the Bank since June 2005. Mr. Gray has served as Chief Revenue Officer of the Bank since October 2012. He served as Chief Information Officer of the Bank from March 2006 to October 2012, and was Strategic Planning Director from January 2001 until March 2006. Prior to January 2001, he served as the Bank’s Chief Operations Officer.

Stuart R. Johnson	63
Our Executive Vice President since February 2003; from April 2013 until January 2015 he served as Treasurer. From April 1996 until March 2013, he served (with Mr. Chapman after October 2011) as our Chief Financial Officer. Mr. Johnson has served as Senior Executive Vice President of the Bank since June 2005 and as Cashier and Chief Financial Officer of the Bank from April 1996 until January 2015, serving together with Mr. Chapman as Chief Financial Officer of the Bank from 2012 to 2015.

Michael D. Ross	52
Our Executive Vice President since September 2007; he has served as President of the Central Region since July of 2015 and Chief Commercial Banking Officer of the Bank since July 2014. He served as President of the Eastern Region of the Bank from October 2012 to July 2015. From September 2007 until October 2012 he served as President of the Alabama Division of the Bank. Mr. Ross has resigned his employment with Renasant and the Bank, effective June 30, 2017.

C. Mitchell Waycaster	58
Our President and Chief Operating Officer since January 2016. Prior to being elected President, Mr. Waycaster served as our Executive Vice President since February 2003 and the Senior Executive Vice President since June 2005. He served as Chief Administrative Officer of the Bank from April 2007 to January 2016. Mr. Waycaster served as President of the Mississippi Division of Renasant Bank from January 2005 to April 2007; previously Mr. Waycaster served as Executive Vice President and Director of Retail Banking of the Bank from 2000 until December 2004.

Name	Age	Position
W. Mark Williams	54
Our Executive Vice President since July 2011; he has also served as Senior Executive Vice President and Chief Banking Systems Officer of the Bank since July 2014. Mr. Williams served as Senior Executive Vice President and Chief Information Officer of the Bank from October 2012 until July 2013. From July 2011 to October 2012 he served as President of the Georgia Division of the Bank. Mr. Williams served as the Bank’s Director of Credit Administration from March 2008 to July 2011. Prior to 2008 he served as the Bank’s Community Bank Performance Lending Support Officer.

Mary John Witt	57
Our Executive Vice President and the Bank’s Senior Executive Vice President and Chief Risk Officer since April 2014. Ms. Witt served as Executive Vice President and Chief Risk Officer of the Bank from March 2006 to April 2014. Prior to 2006 Ms. Witt was an internal auditor serving as Internal Audit Manager from August 1999 until March 2006.

COMPENSATION DISCUSSION AND ANALYSIS
OVERVIEW
The following discussion provides information about our Company’s executive compensation program and the decisions made by the Company’s compensation committee for 2016. The named executive officers whose compensation is determined under the program are:

Named Executive	Title
E. Robinson McGraw	Chief Executive Officer
Kevin D. Chapman	Chief Financial Officer
C. Mitchell Waycaster	President and Chief Operating Officer
R. Rick Hart	Executive Vice President
Michael D. Ross(1)	Executive Vice President

(1)	On February 1, 2017, Mr. Ross resigned from the Company, effective as of June 30, 2017.
For 2016, our executive compensation program was intended to advance three broad objectives: most importantly, to ensure the continued alignment of the financial interests of our executives with those of our shareholders; to enhance our compensation governance practices; and to advance the company’s strategic objectives.
Alignment of Pay and Performance
During the last three years, Mr. McGraw has driven significant increases in shareholder value, as measured by earnings per share, or EPS, and total shareholder return, or TSR. During the same period, his compensation has remained relatively stable, even declining in 2016 because the performance goals set by the committee required greater growth in earnings per share and net revenue per share.

(1)	Review footnotes (1) and (2) on page 24 for an explanation of exclusions and non-GAAP financial measures.

In 2016, the Company delivered operational and financial results that further support the link between pay and performance created by our compensation program:

✓	We recorded our highest level of annual earnings in 2016, with net income of $90.9 million and earnings per share of $2.17, marking our fourth consecutive year of record net income.

✓	In 2016, we increased our annual dividend to $0.72 per share.

✓	Total assets increased 9.8% to $8.7 billion during 2016.

✓
In 2016, we expanded our geographic footprint in the Atlanta metropolitan area by successfully completing our acquisition of Keyworth Bank, which added six offices and increased our total loans by $272 million and total assets by $415 million.

✓	Non-purchased non-performing assets declined 31% during 2016.

✓	In 2016, we completed two successful capital raises which enhanced tangible book value, mitigated negative effects on earnings and increased regulatory ratios to support future growth initiatives.

✓	Our total shareholder return, or TSR, was 25% for 2016, and our aggregate TSR for the three-year period ending December 31, 2016, was 41%.

✓	We continued to grow net income, earnings per share, return on assets and equity:

	Year Ended December 31,
	2016	2015	2014
Net Income, with exclusions(1)(2)	$96,819	$75,932	$60,063
Diluted EPS, with exclusions(1)(2)	$2.31	$2.10	$1.89
Return on Average Tangible Assets, with exclusions(1)(2)	1.28%	1.23%	1.16%
Return on Average Tangible Shareholders' Equity, with exclusions(1)(2)	16.23%	16.10%	16.37%

(1)
Exclusions include merger and conversion expenses, debt prepayment penalties and loss share termination expense each on an after-tax basis. Exclusions were not used to determine the payout of performance-based compensation during 2016.

(2)
Non-GAAP financial measure used by management to evaluate ongoing operating results and to assess ongoing profitability. See reconciliation of non-GAAP measure to reported measure under the section entitled "Non-GAAP Financial Measures" in Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, in our annual report on Form 10-K for the year ended December 31, 2016.

Enhanced Risk Mitigation and Governance Practices
In 2016, we continued to enhance our risk mitigation and compensation governance practices, with a view to ensuring that our compensation practices strengthen the relationship between shareholder value and pay, while avoiding or mitigating undue risk and excessive payments. A summary of some of our practices is below; more information and additional practices may be found in the section below entitled “Risk Management and Compensation Governance”:

Practices We Have Implemented
✓	Require stock ownership	Our stock ownership guidelines are robust, and for 2016 the stock ownership of each of our executives substantially exceeded our guidelines.
✓	Impose strong clawback policies
We have two clawback policies that apply to all of our performance-based compensation. In the event we are required to restate our financial results, changing the amount of performance-based compensation paid or awarded, our compensation committee has broad discretion to reduce outstanding awards and to recover awards that are vested and have been paid.

✓	Require double triggers for change in control payments	Our change in control agreements require both a change in control and a termination of employment to trigger payment.

Practices We Avoid
✗	No tax gross up payments	Since 2008, we have not entered into any agreements or arrangements that include new tax gross up provisions.
✗	No hedging or pledging	We do not permit our officers or directors to hedge our common stock. Pledging our common stock is discouraged and is limited by our stock ownership guidelines, noted above.
✗	No use of discretion to increase performance awards
The compensation committee cannot use its discretion to increase the amount of any performance-based award. Furthermore, the committee may use negative discretion to reduce the amount of a performance-based award and has used this discretion in the past.

Strategic Objectives
One of the Company’s most important strategic objectives is the implementation of our succession plan for Mr. McGraw, who now serves as our chief executive officer. In 2016, we named Mr. Waycaster as our President and Chief Operating Officer, and we entered into employment agreements with Messrs. Chapman, Waycaster and Ross, each of whom we considered to be integral to an orderly succession. In 2016, we made a time-based restricted stock award to Mr. McGraw, which is one in a series of time-based awards we have made to ensure his retention and continued contributions to the Company. For the first time, we made time-based restricted stock awards to each of Messrs. Chapman, Waycaster and Ross, which were intended to encourage their retention during the implementation of our succession plan. More information about these awards may be found below in the section “Compensation Decisions Made for 2016” under the heading “Equity Awards”.
Say on Pay
At our 2011 annual meeting, a majority of our shareholders recommended that a non-binding shareholder advisory vote on our executive compensation program occur every three years. The most recent vote occurred at our 2014 annual meeting, at which 17.1 million votes (or about 79.4% of all votes cast) were in favor of our non-binding resolution approving the compensation paid to our named executive officers. The compensation committee considered this vote to be an endorsement of our compensation program, including our balance between cash and equity and between performance-based and non-performance-based compensation.
At this annual meeting, shareholders are again being asked to adopt a non-binding resolution approving the compensation paid to our named executive officers. We are also asking shareholders to vote on the frequency of this non-binding shareholder advisory vote. As discussed in more detail in “Proposal 2 - Advisory Vote on Executive Compensation” and “Proposal 3 - Advisory Vote on the Frequency of the Shareholder Vote on Executive Compensation”, we are asking our shareholders to adopt a resolution approving the compensation we paid to our named executives in 2016 and to recommend that the non-binding shareholder advisory vote on the executive compensation paid to our named executive officers be held every year (rather than every three years, as is currently the case).
ELEMENTS OF OUR COMPENSATION PROGRAM
Primary Elements
The primary elements of our compensation program are intended to align the financial interests of our executives with those of our shareholders, by tying the value of compensation to the long-term and short-term performance of the Company and by ensuring adequate levels of variable and performance-based compensation. The three primary components of our compensation program are described below.

Base Salary
• Competitive fixed pay
• Determined using individual factors, such as responsibilities, performance, experience, and strategic impact
•  For Mr. McGraw, who possesses the greatest ability to impact Company performance, fixed compensation is targeted at 35% of total compensation; for other officers, fixed compensation is targeted at no more than 50% of total compensation

Annual Cash Incentives
• Short-term performance-based cash incentive
• Directly aligns pay and the delivery of shareholder value
• Targeted at approximately 25% of total compensation
Equity Incentives
• Emphasizes longer-term Company performance
• May be performance-based or time-based
• Targeted at approximately 25% of total compensation
Variable and At-Risk Compensation
The committee believes that a majority of the compensation opportunities available to our executives should be variable, meaning tied to the long-term and short-term performance of the Company. Fixed compensation is a smaller portion of our compensation, and is intended primarily to be competitive with our peer group and to provide some balance for at risk opportunities. The following table describes the fixed and variable compensation opportunities we provided in 2016.

Fixed Compensation		Variable Compensation
Pay Element	Objectives and Features	Pay Element	Objectives and Features
Base Salary	• Provide competitive pay and balance for variable compensation	Cash Bonus	• Directly links compensation and Company performance • Payouts based on threshold, target or superior performance
Equity Awards
		Performance-based restricted stock	• Directly links compensation and Company performance • Payouts based on threshold, target or superior performance
		Time-based restricted stock	• Incentive to create and sustain long term shareholder value • Used to accomplish strategic goals

“At-risk” compensation is a type of variable compensation, the amount of which is directly tied to the performance of the Company, whether made in the form of annual cash awards under our Performance Based Rewards Plan, or PBRP, or in the form of restricted stock awarded under our 2011 Long-Term Incentive Compensation Plan, or our LTIP. Information about the committee’s specific awards of at-risk compensation is included later in the section “Compensation Decisions for 2016”. The charts below illustrate the 2016 total direct compensation mix for Mr. McGraw and the average for our other executives, assuming target levels of performance.
■ Fixed - Base Salary    ■ Variable - Time-based Equity
■ Variable - Performance-based Equity    ■ Variable - Performance-based Cash
Employment Agreements
We have entered into employment agreements with each of our named executive officers. The agreements are primarily intended to promote retention, impose standard covenants that protect the property and business of the Company, and ensure that the compensation for each of our named executives, other than Mr. McGraw, remains relatively consistent. More information about the terms of our employment agreements may be found in the section “Payments and Rights on Termination and Change in Control”.
Benefits and Perquisites
Our executive compensation program focuses on the delivery of appropriate levels of direct compensation, with the view that each of our executives should be provided with basic perquisites and benefits and the opportunity to voluntarily save for retirement and other financial needs on a tax-deferred basis. Consistent with this focus, during 2016 our named executives had access to the following benefits and perquisites:

•	Insurance-type benefits that are generally available to all employees of the Company, including health care coverage and life and disability benefits, with some additional life insurance coverage.

•	A broad-based 401(k) savings plan, including Company matching and profit-sharing contributions.

•
Two voluntary executive savings plans, our Deferred Stock Unit Plan, or DSU Plan, and our Executive Deferred Income Plan; under either plan executives may voluntarily defer compensation, with deferred amounts notionally invested in our common stock under the DSU Plan or in investment options similar to those available under our 401(k) savings plan under the Executive Deferred Income Plan. With the exception of a contribution for the benefit of Mr. McGraw, the Company does not contribute to these arrangements.

•	Country club dues and car allowances.
More information about our benefit plans, including legacy arrangements under which benefits no longer accrue, may be found under the sections “Pension and SERP Benefits” and “Non-Qualified Deferred Compensation”. Additional information about the types and value of the perquisites provided to our named executives may be found in the 2016 Summary Compensation Table under the heading “All Other Compensation”.

PEER GROUP
We use a peer group to evaluate whether our total compensation remains competitive and is generally “in line” with other opportunities that may be available to members of our executive team. The committee’s intent is that the total compensation opportunities we make available to our executives will approximate the median of the total compensation available to executives in our peer group.
The peer group consists of financial institutions that are located in the south and southeast regions and that service communities similar in size to those we service, which avoids a bias towards higher compensation levels that predominate in financial centers and larger metropolitan areas. The 18 institutions we selected share the following characteristics:

Characteristics	Range	Median	Company Characteristics (as of December 31, 2015)
Total assets	$4.1 billion - $19.2 billion	$8.2 billion	$7.9 billion
Market value of stock	$0.5 billion - $3.7 billion	$1.6 billion	$1.4 billion
Net income	$33 million - $152 million	$92 million	$68 million
In selecting its peer group for 2016, the committee was advised by our independent compensation consultant, Pearl Meyer, who performed the annual review on the existing peer group. Based on the peer group review, the Committee approved the following adjustments to the Peer Group: (1) removed Community Trust Bancorp and City Holding due to their relatively smaller asset size compared to the Company and the other peers, (2) removed Capitol Federal Financial due to its focus on thrift and mortgage finance, and (3) added BancorpSouth, United Community Banks, and Ameris Bancorp because they were similar in asset size to the Company and within or adjacent to the Company's footprint. The financial institutions included in the Company’s peer group for 2016 were:

Ameris Bancorp	Pinnacle Financial Partners, Inc.
BancFirst Corporation	Republic Bancorp, Inc.
BancorpSouth, Inc.	Simmons First National Corporation
Bank of the Ozarks, Inc.	South State Corporation
Capital Bank Financial Corp.	Texas Capital Bancshares, Inc.
First Financial Bankshares, Inc.	Trustmark Corporation
Home BancShares, Inc. (Conway, AR)	United Bankshares, Inc.
Iberiabank Corporation	United Community Banks, Inc.
Old National Bancorp	WesBanco, Inc.

COMPENSATION COMMITTEE PROCESS AND RISK MITIGATION PRACTICES
Risk Management and Compensation Governance
During 2016, the compensation committee adopted three new practices, which are intended to further align the financial interests of our executives and shareholders, reduce the use of discretion in our compensation process, and eliminate the potential for unintended windfalls.

	New Practice	Application and Purpose
✓	Additional holding period for LTIP equity awards
Beginning in 2017, executives must hold all “net shares” for a period of two years after the shares vest, with a waiver in the event of death, disability or a change in control. “Net shares” are shares delivered to an executive after withholding for the payment of taxes. The committee believes this practice directly strengthens the alignment of our executives and shareholders.

✓	No discretionary vesting of equity compensation
The committee has amended the LTIP to eliminate the discretionary vesting of equity awards. The committee generally believes that compensation decisions should be made in fixed amounts, such as base salary, or with the outcome determined using performance-based metrics. To that end, the committee intends to identify and eliminate discretionary authority that may result in increased awards.

✓	New double trigger change in control requirement for LTIP awards
Beginning in 2017, awards under our LTIP will be subject to a double trigger feature, ensuring that the settlement of awards will not be accelerated solely on account of a change in control. The committee believes that this requirement will mitigate windfalls that may occur when employment status continues and is not otherwise affected by a change in control.

The committee has previously implemented and applies additional practices and procedures, all of which are intended to mitigate and eliminate excessive risk taking.

•
Clawback Policies - We have two clawback policies applicable to all of the performance-based compensation we awarded for 2016. For awards made under our LTIP, if we are required to restate our financial results, performance-based restricted stock awards, including vested awards, will be subject to reduction, forfeiture or recovery if the number of shares of common stock awarded would have been smaller based on the restated results. The LTIP policy permits recovery from our named executives, whether or not they engaged in the conduct that materially contributed to the restatement. We maintain a separate policy that applies to performance-based compensation awarded under either the PBRP or the LTIP. This policy applies to a named executive if his intentional or unlawful conduct materially contributed to the restatement, and its application may be waived in the discretion of the committee.

•	Stock Ownership Guidelines - We have implemented stock ownership guidelines under which our executive officers are required to beneficially own common stock having a fair market value not less than:

Chief Executive Officer	200% of base salary
Other Named Executive Officers	150% of base salary
As illustrated by the following table, each of our named executives was compliant with the guidelines as of December 31, 2016:

Executive	Common Stock Beneficially Owned (% of 2016 Base Salary)
Mr. McGraw	1,248%
Mr. Chapman	462%
Mr. Waycaster	576%
Mr. Hart	814%
Mr. Ross(1)	441%

(1)	On February 15, 2017, Mr. Ross sold 32,735 shares of common stock and was no longer in compliance with the policy.

•
Anti-Hedging and Pledging Policy - We have implemented an anti-hedging and pledging policy under which our named executives (and our directors, officers and certain other employees) cannot enter into a transaction that has the effect of hedging the economic risks associated with the ownership of our common stock. The policy also discourages the pledging of our common stock. If an executive decides to pledge common stock, those shares cannot be used to satisfy our stock ownership guidelines (described immediately above). As of the date of this proxy statement, none of our named executives had pledged common stock.

•
Limits on the Use of Discretion - In connection with performance-based compensation, the committee may use only “negative discretion” to reduce the amount of an award that it believes is excessive or does not accurately represent the performance of the Company. The committee cannot increase the amount of performance-based awards or other compensation when anticipated performance levels are not achieved.

•
Awarding Equity Compensation - Equity compensation awards are made at meetings of our committee and board scheduled well in advance, without regard to whether the Company has recently announced, or intends to announce, material information to the public. We do this to avoid the inference that we have “timed” an award or manipulated the market. Awards may be made effective when ratified by our full board or may be effective prospectively, on a specified date.

•
No Tax Gross Up Payments - With the exception of a tax gross up for Mr. McGraw and a “best net” provision for Mr. Hart, both of which are legacy arrangements, the committee does not enter into agreements or approve payments that will, directly or indirectly, result in tax gross up payments. More information about the gross up payments for Messrs. McGraw and Hart may be found under the section “Payments and Rights on Termination and Change in Control”.

Compensation Consultant
For 2016, the committee retained the firm Pearl Meyer to serve as its executive compensation adviser. The charter of the compensation committee requires the committee to consider whether its advisers are independent under the factors set forth in the Nasdaq Marketplace Rules, and the committee has determined that Pearl Meyer was independent. Pearl Meyer works at the direction of the committee, and the decision to retain Pearl Meyer was at the sole discretion of the committee. During 2016, Pearl Meyer recommended changes to the composition of the Company’s peer group and provided a review and analysis of the compensation levels and programs of companies within the peer group. For 2016, Pearl Meyer also provided information and recommendations to the compensation levels of our non-employee directors, compiled peer group compensation and performance data for the committee and recommended to the committee changes to our executive compensation program. Information furnished by Pearl Meyer is one factor the committee uses when it makes decisions about compensation; other factors are described elsewhere in this CD&A.
Tax Considerations
Section 162(m) of the Internal Revenue Code generally disallows the Company’s income tax deduction for aggregate compensation payments to a named executive that exceed $1 million in any fiscal year. Section 162(m) excludes from this calculation performance-based compensation if applicable requirements are met. While the preservation of the Company’s tax deduction for compensation expense is an important consideration, the committee believes that some flexibility is necessary to ensure that our compensation program can be most effectively used to advance the interests of our shareholders and accomplish our strategic goals. Base salary, cash bonuses and time-based restricted stock awards are not performance-based compensation and must be considered when determining the limits of section 162(m). The committee has approved these payments knowing that a portion may not be deductible. The committee has structured performance-based awards under our LTIP to satisfy the requirements of Section 162(m); these awards are deductible.
Management Involvement in Compensation Decisions
Mr. McGraw, who is our chief executive officer, regularly evaluates and recommends base salary adjustments for our named executive officers, other than himself. In addition, Mr. McGraw, with the assistance of management, regularly provides data and analysis about Company and individual performance, which is used by the committee to determine base salary adjustments and potential payouts. Mr. McGraw also monitors our perquisites and benefits to ensure that they remain competitive and consistent with the goals of our compensation program. Although our named executives frequently attend meetings at the request of the compensation committee, during 2016 a portion of each of the committee’s meetings was in executive session without management present. During these sessions the committee made its individual compensation decisions.

Meetings and Decision-Making Process
Our compensation committee met two times in 2015, six times in 2016 and once in 2017 to set fiscal year 2016 compensation and to determine payouts. The following table illustrates the decision-making process our committee used to set and determine compensation for the 2016 fiscal year:

Determining Base Salary Adjustments	Determining Performance-Based Compensation	Determining Strategic Compensation
•    At the end of 2015, our CEO evaluated and recommended salaries for our named executives, other than himself

•    The committee reviewed peer group information provided by Pearl Meyer and our CEO’s recommendations and recommended base salary adjustments for 2016

•    The committee’s recommendations were ratified by the non-employee members of our board of directors

•    The committee reviewed possible performance measures and selected diluted earnings per share and net revenue per share

•    Management calculated and recommended possible performance levels (threshold, target, and superior) based on the Company’s 2016 fiscal year budget

•    The committee reviewed the performance levels provided by management and the peer group compensation report provided by Pearl Meyer and (1) set the amount of performance-based compensation for each named executive; (2) determined the amount of performance-based compensation payable in the form of common stock and cash; and (3) determined performance measures and individual performance levels for the 2016 fiscal year

•    The committee’s recommendations were ratified by the non-employee members of the board of directors

•    At the end of the year, the committee reviewed fiscal year performance and determined and certified payouts

•    At the end of 2015, the committee reviewed the Company’s succession plan and recommended time-based restricted stock awards to act as retention devices

•    The committee’s recommendations were ratified by the non-employee members of our board of directors

COMPENSATION DECISIONS MADE FOR 2016
Base Salary Adjustments
The compensation committee generally sets a uniform adjustment to base salary, which for 2016 was approximately 5%, and then adjusts the base salary increase of each executive (more or less than the uniform adjustment) depending upon individual performance, title or responsibilities, peer group evaluation, and progress towards achieving our strategic goals. The committee recommended the following adjustments to base salary, effective as of January 1, 2016:

2016 BASE SALARY ADJUSTMENTS ($)
	Base Salary (2016)	Base Salary (2015)	% Increase
Mr. McGraw	750,000	700,000	7.14
Mr. Chapman	375,000	330,000	13.64
Mr. Waycaster	450,000	360,000	25.00
Mr. Hart	496,000	475,000	4.42
Mr. Ross	380,000	360,000	5.56
Mr. McGraw’s increase was intended to act as a retention device and to recognize his long tenure with the Company. Mr. Chapman received a significant increase to more closely align his compensation with the median of our peer group and to recognize his importance in the implementation of our succession plan. Mr. Waycaster initially received an increase commensurate with Mr. Ross; his base salary was then increased on January 19, 2016, to reflect his appointment as our President and Chief Operating Officer.

Annual Cash Awards
Annual cash awards are made under the Performance Based Rewards Plan or PBRP. Payments to Messrs. McGraw, Chapman and Waycaster are based entirely on Company performance, since they possess the ability to directly influence corporate-level results. Payments to Messrs. Hart and Ross also consider regional performance, since each of these executives has primary responsibility for one of our banking regions.
Awards for 2016 were based on two Company-wide performance measures: diluted earnings per share, or EPS, and net revenue per share, or NRPS. These are the same Company-wide performance measures used in 2015. The committee again selected these measures because they believe that growth in earnings per share and revenue growth continue to be directly correlated to the delivery of shareholder value for the banking industry.
Target performance levels for the Company-wide performance measures are first derived from the Company’s budget, which is approved by the board. The budgeted results are also compared with estimates obtained from investment analysts who regularly follow the Company's performance, which provides some assurance that targeted levels represent substantial goals. Target performance levels for the regional performance measures are derived from the budget for the respective region. Threshold performance is set at approximately 5% below target, and superior performance is set at approximately 5% above target. Potential payouts for threshold, target and superior performance are expressed as a percentage of each executive’s base salary; there are no payouts for performance below target.
For Messrs. Hart and Ross, regional performance was based on five performance measures: growth in net revenue, the ratio of noninterest expense to average assets, the ratio of net charge-offs to average loans, the ratio of loans 30-89 days past due to average loans, and the ratio of nonperforming loans to average loans.

2016 POTENTIAL PBRP PAYOUTS AS A PERCENTAGE OF BASE SALARY
	Threshold	Target	Superior
Mr. McGraw	40%	80%	160%
Other Named Executives	25%	50%	100%
The committee believes that diluted earnings per share is more indicative of overall performance and the delivery of shareholder value than net revenue per share and weighted that measure more heavily. The table below indicates the weighting given to each measure and the threshold, target and superior performance levels designated by the committee:

2016 COMPANY-WIDE PERFORMANCE MEASURES
Performance Measure	Weight	Threshold Performance ($)	Target Performance ($)	Superior Performance ($)
Diluted earnings per share (EPS)	60%	2.13	2.27	2.41
Net revenue per share (NRPS)	40%	10.06	10.64	11.21

For 2016, the committee certified that our EPS was $2.17 and that our NRPS was $10.50, both of which were less than the target level of performance, which resulted in the following payouts:

	PBRP 2016 PAYOUTS
Performance Measure	% of Award	2016 Achieved	Mr. McGraw ($)	Mr. Chapman ($)	Mr. Waycaster ($)
EPS	60%	95.59% of Target	236,940	74,059	87,251
NRPS	40%	98.68% of Target	212,581	66,445	78,280
Total	100%		449,521	140,504	165,531

			Mr. Hart ($)	Mr. Ross ($)
EPS	30%	95.59% of Target	48,963	37,514
NRPS	20%	98.68% of Target	43,929	33,657
Regional Performance	50%	52.82% of Target(1) 61.59% of Target(2)	65,500	58,506
Total	100%		158,392	129,677

(1)	Represents the percentage of the target award earned by Mr. Hart as the president of the Northern Region.

(2)	Represents the percentage of the target award earned by Mr. Ross as president of the Central Region.
Equity Awards
For 2016, our named executives received restricted stock awards under our 2011 Long-Term Incentive Compensation Plan, or LTIP. Each of our executives received a performance-based award; Messrs. McGraw, Chapman, Waycaster and Ross also received time-based awards.
The intent of the committee in making time-based awards was not to increase aggregate equity compensation opportunities, but rather to allocate a portion of our equity compensation to the furtherance of one of our strategic goals. For 2016, our intent was to retain the services of Mr. McGraw and Messrs. Chapman, Waycaster and Ross, each of whom we believed to be integral to the Company’s succession plan, and their equity compensation opportunities, at target, were divided equally between time-based and performance-based awards. The table below illustrates time-based awards made for 2016.

Executive	Number of Shares	Award Date	Vesting Date
Mr. McGraw	12,000	January 15, 2016	January 1, 2017
Messrs. Chapman, Waycaster, Ross	3,500	January 15, 2016	January 1, 2019
The committee also awarded performance-based restricted stock to all executives using a one-year performance cycle and the same Company-wide performance measures used for cash awards made under the PBRP, described above under the heading “Annual Cash Awards”. As explained above, the committee uses diluted earnings per share and net revenue per share as performance measures because the committee believes that these measures best correlate compensation with the delivery of shareholder value. The relative weightings assigned to the performance measures were the same as the weightings assigned under the PBRP for Messrs. McGraw, Chapman and Waycaster, as described above. The committee continues to believe that a one-year performance cycle is preferable to a longer term, such as three or five years, because a shorter cycle permits it to more accurately evaluate the Company’s performance and discount the volatility created by credit risk and interest rate risk, both of which remain inherent in the banking industry. The table below reflects potential payouts for threshold, target and superior performance; there is no payout for performance below threshold performance.

2016 POTENTIAL LTIP PAYOUTS (NUMBER OF SHARES)
	Threshold (#)	Target (#)	Superior(#)
Mr. McGraw	8,000	12,000	18,000
Mr. Hart	4,667	7,000	10,500
Messrs. Chapman, Waycaster and Ross	2,333	3,500	5,250

For 2016, the committee certified that our EPS was $2.17 and that our NRPS was $10.50, both of which were less than the target level of performance, which resulted in the following payouts:

2016 LTIP PAYOUTS (NUMBER OF SHARES)
	Results		Payouts (Number of Shares)
Performance Measure	% of Award	Award Level	Mr. McGraw	Mr. Chapman	Mr. Waycaster	Mr. Hart	Mr. Ross
EPS	60%	95.59% of Target	5,486	1,600	1,600	3,200	1,600
NRPS	40%	98.68% of Target	4,414	1,288	1,288	2,575	1,288
Total	100%		9,900	2,888	2,888	5,775	2,888
COMPENSATION COMMITTEE REPORT
The compensation committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee:

Albert J. Dale, III, Chairman	Frank B. Brooks
John M. Creekmore	Richard L. Heyer, Jr.
Neal A. Holland, Jr.	J. Niles McNeel, Vice Chairman
March 8, 2017
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the compensation committee during 2016 were Frank B. Brooks, John M. Creekmore, Albert J. Dale, III, Richard L. Heyer, Jr., Neal A. Holland, Jr. and J. Niles McNeel. In 2016, no member of the compensation committee was an officer or employee of Renasant or any of our subsidiaries or was formerly an officer of Renasant, and no member had any relationship, other than loan relationships, requiring disclosure as a related person transaction under applicable SEC regulations.

COMPENSATION TABLES
2016 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
A	B	C	D	E	F	G	H	I	J
E. Robinson McGraw Principal Executive Officer	2016	$750,000	$—	$746,880	$—	$449,521	$12,376	$91,946	$2,050,723
	2015	700,000	—	694,320	—	821,192	224,091	91,171	2,530,774
	2014	660,000	—	755,040	—	780,166	117,398	89,373	2,401,977
Kevin D. Chapman Principal Financial Officer	2016	375,000	—	217,840	—	140,504	—	54,290	787,634
	2015	330,000	—	202,510	—	241,958	—	53,460	827,928
	2014	300,000	—	220,220	—	221,783	—	39,530	781,533
C. Mitchell Waycaster President	2016	450,000	—	217,840		165,531	1,105	58,502	892,978
	2015	360,000	—	202,510	—	263,954	26,080	57,581	910,125
	2014	340,000	—	220,220	—	251,407	35,239	52,867	899,733
R. Rick Hart Executive Vice President	2016	496,000		217,840		158,392	117,307	57,292	1,046,831
	2015	475,000	—	202,510	—	269,237	119,236	58,527	1,124,510
	2014	455,000	—	220,220	—	318,116	119,262	55,713	1,168,311
Michael D. Ross Executive Vice President	2016	380,000	—	217,840	—	129,677	—	58,327	785,844
	2015	360,000	—	202,510	—	241,482	—	58,049	862,041
	2014	340,000	—	220,220	—	244,734	—	53,525	858,479
General
The 2016 Summary Compensation Table above includes information about the compensation earned by our Principal Executive Officer, Principal Financial Officer, and the three other most highly compensated officers of the Company and the Bank for services that they rendered during fiscal years ending December 31, 2016, 2015, and 2014.
The compensation included in the table represents both cash payments and the value of other forms of payments, as follows:

•
Column C, Salary – Amounts included in this column represent the base salary earned by our named executives in 2016, 2015, and 2014, some of which may have been voluntarily deferred under our 401(k) plan or two non-qualified deferred compensation plans, the Deferred Income Plan and Deferred Stock Unit Plan.

•	Column D, Bonus- Amounts in this column report cash bonuses paid on a discretionary basis; discretionary bonuses were not a component of our compensation program during 2016, 2015 or 2014.

•
Column E, Stock Awards and Column F, Option Awards - Amounts in these columns include the value of non-cash compensation granted or awarded under our LTIP, which is both performance-based and time-based. Performance-based awards may or may not be received by any executive, depending upon the achievement of performance objectives. Options were not a component of our performance-based compensation during 2014, 2015 or 2016.

•
Column G, Non-Equity Incentive Plan Compensation - Amounts in this column represent cash bonuses paid under our PBRP based upon the achievement of performance goals. Some of these amounts may have been voluntary deferred under our Deferred Stock Unit Plan.

•
Column H, Changes in Pension Value and Non-qualified Deferred Compensation Earnings - Amounts in this column represent changes in the actuarial value of benefits accrued under our tax-qualified pension plan and Mr. Hart’s non-qualified SERPs and any above market earnings credited under our Deferred Income Plan.

•	Column I, All Other Compensation - Amounts in this column represent the value of other compensation we pay or provide to our executives, such as car allowances and membership dues.
Restricted Stock Awards
Column E, Stock Awards, represents restricted stock awarded under our LTIP, including both performance-based and time-based awards. The dollar amounts in the table above reflect the aggregate fair value of the awards, determined as of the date of award, calculated in accordance with Accounting Standards Codification Topic 718, “Stock Compensation” (“Topic 718”). Dividends payable on restricted stock awards are not included in our fair value determination. For performance-based awards, amounts included in Column E reflect the probable outcome of the performance conditions determined as of the date of award, which we consider to be the target award, consistent with our estimate of the aggregate compensation cost to be recognized over the applicable service period as of the award date under Topic 718, excluding forfeitures. Please refer to Note 14, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2016 for details regarding the assumptions we used to determine the fair value of our restricted stock awards. The value of the performance awards on the grant date, assuming that superior performance was achieved, are $560,160, $163,380, $326,760, $163,380 and $163,380 for Messrs. McGraw, Chapman, Hart, Waycaster and Ross, respectively.
The number of target shares that corresponds to the value of our performance-based restricted awards included in Column E in the table above is also listed in the table entitled “Grants of Plan-Based Awards,” that follows. Further information about why LTIP awards are made, the relationship of LTIP awards to other compensation components, the differences between performance and time-based awards, and the performance goals for threshold, target, and maximum values may be found in the CD&A.
Cash Bonuses
The amounts listed in Column G, Non-Equity Incentive Plan Compensation, reflect annual cash bonuses earned and paid under the PBRP, all of which are subject to the attainment of performance goals. More information about why annual cash bonuses are made, the specific performance goals designated by the compensation committee, and potential amounts payable for threshold, target, and superior performance may be found in the CD&A, under the heading “Annual Cash Bonus,” in the section “Compensation Decisions Made in 2016”.
Changes in Pension Value and Non-qualified Deferred Compensation Earnings
Column H, Changes in Pension Value and Non-qualified Deferred Compensation Earnings, reflects amounts that are considered above market earnings on deferrals credited to our Deferred Income Plan and the year-over-year change in the actuarial present value of accumulated benefits under our pension plan and Mr. Hart’s SERPs. Earnings are considered “above market” only if the crediting rate exceeded 120% of the applicable federal long-term rate with compounding as prescribed by the Internal Revenue Service. For 2016, these amounts are as follows:

2016 ABOVE MARKET EARNINGS AND ACCRUALS
Name	Above Market Earnings	Pension Plan Accruals	SERP Accruals
Mr. McGraw	$12,376	$(33,742)	$—
Mr. Chapman	—	—	—
Mr. Waycaster	1,105	(68,886)	—
Mr. Hart	11,657	—	105,650
Mr. Ross	—	—	—

All Other Compensation
In addition to the amounts described above, we provide or pay one or more of the following for our named executives, the value of which is included in Column I, All Other Compensation: contributions to our 401(k) plan; term life and disability insurance premiums; dividends on restricted stock awards; automobile allowances; and country club dues. Mr. McGraw, our chief executive officer, also receives a contribution to our Deferred Income Plan and a tax gross up based on the value of his automobile allowance, both of which are contractual payments under his employment agreement. Mr. Hart had use of a Company-owned vehicle; the amount reflected below represents the taxable income attributable to his use of the vehicle. Below is specific information about the other compensation paid to each of our named executives:

OTHER COMPENSATION PAID IN 2016
Name	Plan Contributions	Insurance Premiums	Restricted Stock Dividends	Automobile Allowance	Country Club Dues	Deferred Income Contribution	Gross Up	Total
Mr. McGraw	$31,175	$1,651	$16,800	$15,600	$7,053	$5,458	$14,209	$91,946
Mr. Chapman	31,175	1,955	4,900	12,000	4,260	—	—	54,290
Mr. Waycaster	31,175	6,167	4,900	12,000	4,260	—	—	58,502
Mr. Hart	31,175	9,588	4,900	2,882	8,748	—	—	57,293
Mr. Ross	31,175	3,412	4,900	12,000	6,840	—	—	58,327

GRANTS OF PLAN-BASED AWARDS

2016 PLAN-BASED AWARDS
			Estimated Possible Payouts Under Non-Equity Incentive Plan (PBRP)			Estimated Possible Payouts Under Equity Incentive Plan (LTIP)
Name	Grant Date	Date of Compensation Committee Action	Threshold ($)	Target ($)	Superior ($)	Threshold (#)	Target (#)	Superior (#)	Grant Date Fair Value of Stock and Option Awards ($)
A	B	C	D	E	F	G	H	I	J
Mr. McGraw	1/15/2016	12/8/2015	300,000	600,000	1,200,000	8,000	12,000	18,000	373,440
	1/15/2016	12/8/2015					12,000		373,440
Mr. Chapman	1/15/2016	12/8/2015	93,750	187,500	375,000	2,333	3,500	5,250	108,920
	1/15/2016	12/8/2015					3,500		108,920
Mr. Waycaster	1/15/2016	12/8/2015	112,500	225,000	450,000	2,333	3,500	5,250	108,920
	1/15/2016	12/8/2015					3,500		108,920
Mr. Hart	1/15/2016	12/8/2015	124,000	248,000	496,000	4,667	7,000	10,500	217,840
Mr. Ross	1/15/2016	12/8/2015	95,000	190,000	380,000	2,333	3,500	5,250	108,920
	1/15/2016	12/8/2015					3,500		108,920
We presently maintain two performance-based incentive plans: our annual cash bonus plan, called the PBRP, and our equity incentive plan, called the LTIP. Our compensation committee sets targeted payout levels for each of these plans, reflecting the attainment of threshold, target and superior performance levels. Columns D, E and F in the table above represent potential cash payouts at each level under the PBRP on the grant date. Columns G, H, and I in the table above represent potential payouts under the LTIP at each level, which are made at target in the form of our common stock on the grant date and subject to adjustment at the end of the performance period. More information about the performance goals and the factors the compensation committee uses to set threshold, target and superior performance levels and the reason for the time-based award is included in the CD&A.
For 2016, the committee awarded to each of our NEOs, other than Mr. Hart, a time-based restricted stock award, which is not subject to performance goals. These awards are listed in Columns H and J in the table above. Mr. McGraw's time-based restricted stock award is subject to a one-year service period, while Messrs, Chapman, Waycaster and Ross's awards are subject to a three-year service period.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2016

Name	Options Awards			Stock Awards
	Number of Securities Underlying Options	Exercise Price	Expiration Date	Number of Securities that have not Vested	Market Value of Securities that have not Vested
A	B	C	D	E	F
Mr. McGraw	—	$—	—	12,000	$506,640
Mr. Chapman	—	—	—	3,500	147,770
Mr. Waycaster	—	—	—	3,500	147,770
Mr. Hart(1)	10,000	14.96	1/16/2022	—	—
	5,000	19.14	12/31/2022	—	—
Mr. Ross	—	—	—	3,500	147,770

(1)	On March 3, 2017, Mr. Hart exercised all of his outstanding stock options.
Unexercised Options
Columns B, C, and D in the table above include information about the unexercised options held by our named executives at the end of our 2016 fiscal year, all of which are vested and exercisable. All of the options were granted under the terms of our current LTIP or its predecessor. The exercise price of each option is the fair market value of our common stock on the date of grant, which is reflected in Column C. “Fair market value” means the closing sales price of a share of our common stock as quoted on the Nasdaq Global Select Market on the business day immediately preceding the grant date.
Stock Awards
Columns E and F in the table above include information about time-based restricted stock awarded under our LTIP that was not vested at the end of our fiscal year. The value of these awards is based on the per share market value of our common stock on December 31, 2016, or $42.22 per share. Performance-based restricted stock awards have a one-year performance period and vest as of the end of our fiscal year; these awards are not included in the table above. More information about our time-based restricted stock awards may be found in the CD&A under the heading "Equity Incentives."
OPTION EXERCISES AND VESTED RESTRICTED STOCK

OPTION EXERCISES AND STOCK VESTED DURING 2016
	Options Exercised		Restricted Stock Vested
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A	B	C	D	E
Mr. McGraw	142,500	3,123,170	9,900	417,978
Mr. Chapman	31,750	754,893	2,888	121,931
Mr. Waycaster	12,500	105,050	2,888	121,931
Mr. Hart	46,424	1,029,080	5,775	243,821
Mr. Ross	15,000	286,450	2,888	121,931
The table above includes information about options that were exercised during our 2016 fiscal year and restricted stock awards that vested at the end of our 2016 fiscal year. The value realized on the exercise of options, Column C in the table above, is determined as the difference between the fair market value of our common stock on the exercise date and the exercise price of the option. Amounts included in Columns D and E reflect performance-based restricted stock awards that vested on December 31, 2016. The value of restricted stock awards, Column E in the table above, is based on the per share market value of our common stock on December 31, 2016, the vesting date, which was $42.22.

PENSION AND SERP BENEFITS

PENSION AND SERP BENEFITS FOR 2016
Name	Type of Plan	Years of Credited Service	Present Value of Accumulated Benefit	Payments Made in 2016
A	B	C	D	E
Mr. McGraw	Defined Benefit Pension Plan	23	$951,217	$—
Mr. Waycaster	Defined Benefit Pension Plan	18	158,621	—
Mr. Hart	SERP	10	2,102,992	—
The Bank maintains a tax-qualified defined benefit pension plan, called the Renasant Bank Amended and Restated Pension Plan, under which no participants have been added, no additional benefits have been earned, and no additional service has been credited since December 31, 1996. Of our named executives, only Mr. McGraw and Mr. Waycaster participated in and have accrued benefits under the pension plan. Years of credited service included in Column C in the table above reflect service determined as of December 31, 1996; the accumulated benefits included in Column D in the table above reflect the present value at December 31, 2016 of benefits earned as of December 31, 1996. The benefits of Mr. McGraw and Mr. Waycaster have fully vested and they have satisfied the age and service conditions necessary for normal or early retirement, as defined in the pension plan.
In connection with our acquisition of Capital, we assumed two supplemental executive retirement plans, or SERPs, for the benefit of Mr. Hart. Before 2016, Mr. Hart had earned and was fully vested in the maximum benefit payable from the SERPs, which is an aggregate annual payment of $155,000, subject to a contractual cost of living adjustment in the amount of 3% each year. Benefits are payable annually for the 15-year period following the termination of Mr. Hart’s employment for any reason, except that he will forfeit his benefits in the event he is involuntarily terminated by us for cause.
Information about the valuation methods and assumptions we used to determine the accumulated benefits included under the pension plan and the SERPs reflected in Column D in the table above may be found in Note 14, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2016.
NON-QUALIFIED DEFERRED COMPENSATION

DEFERRED INCOME PLAN
Name	2016 Contributions by Executive	2016 Contributions by Company	Aggregate Earnings	Aggregate Distributions	Balance as of 12/31/2016
A	B	C	D	E	F
Mr. McGraw	$10,400	$5,458	$30,410	$—	$701,353
Mr. Chapman	—	—	76	—	4,298
Mr. Waycaster	1,000	—	3,043	—	74,785
Mr. Hart	—	—	24,951	(13,694)	506,880
Mr. Ross	—	—	—	—	—
The table above includes information about the participation of our named executives in our Deferred Income Plan, which is a non-qualified voluntary deferral plan under which Messrs. McGraw and Waycaster made deferrals during 2016. Column B in the table above includes the voluntary deferrals made by each participating executive; these amounts are also included in the Salary column of the 2016 Summary Compensation Table. We made a contribution to the Deferred Income Plan for Mr. McGraw, reflected in Column C in the table above, which is also included in the All Other Compensation column of the 2016 Summary Compensation Table. Column D in the table above includes the earnings on plan balances. Earnings in 2016 for Mr. McGraw, Mr. Hart and Mr. Waycaster included “above market earnings” in the amounts of $12,376, $11,657, and $1,105, respectively. Above market earnings are also included in the Changes in Pension Value and Non-qualified Deferred Compensation Earnings column of the 2016 Summary Compensation Table. Column F in the table above is each executive’s balance in the Deferred Income Plan as of December 31, 2016, which is comprised of aggregate deferrals and aggregate earnings over the period of participation, and for Mr. McGraw, our annual contribution to his account, all of which has been reported in the summary compensation tables for 2016 and prior years. A more complete description of our Deferred Income Plan and its role in our executive compensation program is included in the CD&A.

DEFERRED STOCK UNIT PLAN
Name	2016 Contributions by Executive	2016 Contributions by Company	Aggregate Earnings	Aggregate Distributions	Balance as of 12/31/2016
A	B	C	D	E	F
Mr. McGraw	$7,800	$—	$3,334	$—	$135,568
Mr. Chapman	—	—	—	—	—
Mr. Waycaster	—	—	62	—	2,180
Mr. Hart	—	—	275	—	12,888
Mr. Ross	7,200	—	1,431	—	60,770
The table above includes information about the participation of our named executives in our Deferred Stock Unit Plan, or the DSU Plan, which is a non-qualified voluntary deferral plan under which Messrs. McGraw and Ross made deferrals during 2016. Amounts deferred under the DSU Plan are invested in units, each representing a share of our common stock. Dividend equivalents are credited as and when cash dividends are paid by the Company and then notionally reinvested in additional units. Column B in the table above includes voluntary deferrals made by each participating executive during 2016; these amounts are also included in either the Salary column or the Non-Equity Incentive Plan Compensation column of the 2016 Summary Compensation Table. Column D in the table above includes the value of dividend equivalents credited during 2016. Column F in the table above is each participating executive’s balance in the DSU Plan as of December 31, 2016, which is the value of the deferred stock units credited to each executive as of such date and any dividend equivalents not yet notionally invested in units, all of which has been reported as compensation in the summary compensation tables for 2016 and prior years. A more complete description of our DSU Plan and its role in our executive compensation program is included in the CD&A.
PAYMENTS AND RIGHTS ON TERMINATION OR CHANGE IN CONTROL
General
Our named executives may receive compensation in the event of a change in control or termination of employment. The compensation is payable under the terms of the employment agreements we have entered into with each of our named executives. The amount, nature and availability of compensation generally depends upon the circumstances of termination, which may include:

•	Termination by the Company for cause;

•	Retirement or other voluntary termination;

•	Death or disability;

•	Termination by the Company without cause or a named executive’s constructive termination;

•	Termination in connection with a change in control; or

•	The expiration of an employment agreement.
More information about the compensation our named executives may receive in each of these circumstances is below. The amount of compensation included in the tables below is based on the stated assumptions; it is important to note that the actual compensation received by an executive would be contingent upon a number of factors that are presently indeterminable, including the date of termination, the circumstances giving rise to termination, base salary at the time of termination, the performance of the Company, and the specific terms of any individual grant or award made under our LTIP. The descriptions below are based on our existing agreements, which may be different at the time of an executive’s termination, or an executive and the Company may negotiate an agreement that is different from the terms of an existing agreement.
Employment Agreements
The Company entered into employment agreements with Messrs. McGraw and Hart, effective as of January 1, 2008 and July 1, 2007, respectively. Effective as of January 1, 2016 the Company entered into employment agreements with Messrs. Chapman, Waycaster and Ross.
Mr. Ross has tendered his resignation to the Company, to be effective on June 30, 2017, and we have entered into a separation agreement with him. If Mr. Ross satisfies the conditions of his separation agreement, amounts payable under the agreement are illustrated below under the heading "Involuntary Termination Without Cause or Constructive Termination".
Unconditional Payments
Regardless of the circumstances of his termination, each of our named executives will receive certain unconditional payments, including earned base salary and vested account balances maintained in our 401(k) plan, pension plan, and non-qualified deferred compensation plans. More information about these plans may be found in the CD&A and in the descriptions following the 2016 Summary Compensation Table. We have not otherwise described or quantified these amounts below.
Restrictive Covenants
As consideration for the payments that are described below, each of our named executives has agreed to certain restrictive covenants limiting their activities after separation from employment, generally as follows:

•	Each executive may not solicit our customers and depositors or our employees for two years following his separation for any reason, except for Mr. Hart, whose covenant has a one-year duration.

•
Each executive is subject to a non-competition restriction that begins at the time of his separation. The duration of the restriction is two years for Mr. McGraw and one year for Mr. Hart. The duration of the restriction for Messrs. Chapman, Waycaster and Ross is two years for separation following a change in control and one year following other types of separation.

•	Each executive must protect our confidential information and trade secrets indefinitely.
Termination by the Company for Cause
Under the employment agreements with our named executives, no benefits or payments vest or become payable if the Company terminates the executive for cause, except for the unconditional payments described above or as may be required by law. Certain vested benefits may be forfeited in the event of the Company’s termination of employment for cause, including vested options and Mr. Hart’s SERPs. Generally, “cause” includes an executive’s: (1) commission of willful misconduct materially injurious to us, including the improper disclosure of our confidential information; (2) indictment for a felony or a crime involving moral turpitude; (3) willful failure to perform the duties of his position with the Company; (4) breach of an applicable code of conduct, code of ethics or similar rules adopted by us; (5) a material violation of applicable securities laws, including the Sarbanes-Oxley Act of 2002; or (6) the willful breach of his employment agreement that is not cured after notice.
Retirement or Other Voluntary Termination
A named executive is considered “retired” when he voluntarily separates from employment without cause on or after age 55 and after completing ten years of service. As of December 31, 2016, Mr. McGraw, Mr. Hart and Mr. Waycaster had attained age 55 and could retire. Except as provided below, we do not provide our executives with any specific retirement payments or benefits:

•
For eligible employees employed by the Company as of December 31, 2004, we provide access to retiree medical benefits until age 65, and we pay a portion of the premium; only Messrs. McGraw and Waycaster are covered under the plan. If Mr. McGraw had retired as of December 31, 2016, his spouse would receive benefits with an annual value of $3,810 until she reaches age 65; if Mr. Waycaster had retired as of December 31, 2016, he would receive benefits with an annual value of $15,124, representing coverage for Mr. Waycaster, his spouse, and his dependent child.

•
If a named executive retires during our fiscal year, he will receive his annual cash bonus under our Performance Based Rewards Plan, to the extent that applicable performance measures are achieved during the fiscal year in which his retirement occurs, prorated to reflect his service before retirement.

•
Vested options granted under the LTIP remain exercisable during the three-year period following retirement; vested options granted under the predecessor to our LTIP remain exercisable during the one-year following retirement.

•
If a named executive retires during our fiscal year, he will receive his performance-based restricted stock award, to the extent that applicable performance measures are achieved during the performance cycle in which his retirement occurs, subject to proration to reflect his period of service before retirement.

•	Time-based restricted stock awards will be prorated based on actual service during the vesting period and vest.
If a named executive voluntarily terminates his employment before retirement, he receives no specific payments or benefits, other than the unconditional payments described above.
Death or Disability
If a named executive dies or becomes disabled while employed by the Company, he will receive the unconditional payments described above and one or more of the following:

•
In the event of death, life insurance proceeds payable to our executives under the group policy maintained by the Bank that exceed the coverage we provide to our eligible employees. The tables below provide the face amount of the excess coverage.

•
For our named executives, other than Mr. McGraw, each executive’s performance-based restricted stock award will vest at the end of the applicable performance cycle to the extent that the performance goals have been satisfied, subject to proration for service rendered before his death or disability. Mr. McGraw will receive his target award at the time of his death or disability, which was 12,000 shares for 2016.

•	Each executive's time-based restricted stock award will be prorated for service rendered before his death or disability and vest.

•
Our named executives, other than Mr. McGraw, will receive a cash bonus under our Performance Based Rewards Plan, to the extent that applicable performance measures are achieved during the performance cycle in which his death or disability occurs, prorated to reflect the period of his service. Mr. McGraw will receive the amount of his target bonus, which was $600,000 as of December 31, 2016.

•
Options, all of which are fully vested, will remain exercisable during the one-year period following death or disability. The table under the heading “Outstanding Equity Awards as of December 31, 2016” includes for each of our named executives the number of vested options that are outstanding.

•
Messrs. McGraw and Waycaster, who participate in our Executive Deferred Income Plan, will receive a preretirement death benefit, which is a cash payment in the event either should die while employed by the Company.

Involuntary Termination Without Cause or Constructive Termination
Under our employment agreement with Mr. McGraw, if he is involuntarily terminated without cause or in the event of his constructive termination:

•	He will receive a cash payment equal to two times his annualized base compensation and the amount of his target bonus;

•	His performance-based restricted stock award will vest at target, or 12,000 shares for 2016;

•	His time-based restricted stock award, consisting of 12,000 shares for 2016, will be prorated based upon his period of service and vest; and

•	The Company will pay premiums for the period of continuation coverage available to him and his eligible dependents under Section 4980B of the Code, commonly referred to as “COBRA.”
Under our employment agreement with Mr. Hart, if he is involuntarily terminated by the Company without cause or in the event of his constructive termination he will receive:

•	A cash payment equal to his annualized base compensation and target bonus;

•	The Company will pay the COBRA continuation premiums for Mr. Hart and his eligible dependents for a maximum of 18 months;

•	His vested options will remain exercisable during the 30-day period following his termination, or for 60 days following his termination for options granted under the predecessor LTIP; and

•	The amount of his performance-based restricted stock award will be determined at the end of the performance cycle and prorated to reflect service prior to his termination.
Under our employment agreements with Messrs. Chapman, Waycaster and Ross, if any of them is involuntarily terminated without cause or in the event of a constructive termination, he will receive:

•	A cash payment equal to his annualized base compensation for the remainder of the current term of the agreement, but not less than 12 months;

•	His target bonus prorated to reflect service during the performance period prior to his termination;

•	The Company will pay the COBRA continuation coverage premiums for the executive and his eligible dependents for a maximum period of 18 months;

•	The amount of his performance-based restricted stock award will be determined at the end of the performance cycle and prorated to reflect his service prior to his termination; and

•	The amount of his time-based restricted stock award will be prorated to reflect his service prior to his termination and vest.
The employment agreement for each of our named executives includes substantially the same definition of “constructive termination”: (1) a material reduction in the executive’s base compensation or his authority, duties or responsibilities; (2) our material breach of the terms of the agreement; (3) an attempt to require the executive to engage in an illegal act (or to illegally fail to act); or (4) the relocation of the executive more than 30 miles from where he currently works. Upon the occurrence of an event constituting a constructive termination, the executive must promptly provide notice to the Company, the Company must be provided a reasonable opportunity to “cure” the constructive termination event, and if the Company fails to reasonably cure the event, the executive must promptly separate from employment thereafter.
Change in Control
All change in control payments under our current employment agreements are contingent on a “double trigger,” which requires both the consummation of a change in control and a subsequent termination of employment during the 24-month period following the consummation. The termination of employment must be by the Company without cause or a constructive termination initiated by an executive. The term “change in control” generally refers to: (1) the acquisition by an unrelated person of not less than 50% of our common stock; (2) the sale of all or substantially all of our assets; (3) a merger in which we are not the surviving entity; or (4) a change in a majority of the members of our board of directors that occurs within a specified period.
Our employment agreements provide for the following cash payments in the event of a change in control:

CASH PAYMENTS CHANGE IN CONTROL PROVISIONS
Payment	Mr. McGraw	Mr. Chapman	Mr. Hart	Mr. Waycaster	Mr. Ross
Cash Payment	2.99 X the aggregate of (1) base compensation and (2) average bonus paid during the two years preceding change in control	2X the aggregate of (1) base compensation and (2) average bonus paid during the two years preceding change in control	2.99 X the aggregate of (1) base compensation and (2) average bonus paid during the two years preceding change in control	2 X the aggregate of (1) base compensation and (2) average bonus paid during the two years preceding change in control	2 X the aggregate of (1) base compensation and (2) average bonus paid during the two years preceding change in control
Premium Payments During COBRA continuation period	Maximum of 18 months	Maximum of 18 months	Maximum of 18 months	Maximum of 18 months	Maximum of 18 months
Tax Gross Up	Provided	None; subject to cutback	Best net provision	None, subject to cutback	None, subject to cutback
Excess compensation payable on account of a change in control may constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, referred to as “Section 280G.” Parachute payments subject the recipient to a 20% excise tax and cause the loss of the Company’s Federal income tax deduction. If Mr. McGraw receives parachute payments, the Company will lose its deduction and he will receive an additional cash payment, called a “gross up” payment, equal to the principal amount of his excise tax, increased by the amount of any income, employment or additional excise tax due with respect to payment of the excise tax. If Mr. Hart receives parachute payments, he is subject to a “best net” provision under which we will pay all compensation due on account of a change in control, but only if the aggregate value of the compensation, after Mr. Hart’s payment of all income and excise taxes, has a materially greater value than the value of the compensation reduced to the extent necessary to avoid the imposition of the excise tax and our loss of deduction. If the compensation net of all taxes does not have a materially greater value, it will be reduced, or cutback, to the extent necessary to avoid the imposition of the excise tax and our loss of deduction. Our other named executives are subject to cutback provisions, which would reduce any compensation due on account of a change in control to the extent necessary to avoid the imposition of the excise tax and the loss of deduction.
In addition to the cash payments described above, our LTIP provides that outstanding options, all of which are vested, will remain exercisable until their expiration, time-based restricted stock will vest, and performance-based restricted stock will vest at the target level.
Expiration of Employment Agreement
The employment agreements with each of our named executives will expire when either party gives timely notice to the other that the agreement will not be renewed. As described below, our agreements with Messrs. McGraw, Chapman, Waycaster and Ross may provide for the payment of compensation in such event.

•
If Mr. McGraw’s employment agreement expires and his employment ceases, he will receive his target bonus for the year of expiration, prorated to reflect his service before the expiration of his agreement; his performance-based restricted stock will vest at the target level, prorated to reflect his period of service before expiration.

•
If before January 1, 2021, the Company provides notice of non-renewal to any of Messrs. Chapman, Waycaster or Ross and his employment then ceases, he will receive the compensation and benefits due in the event of a constructive termination, as described above. If the Company provides notice of non-renewal after January 1, 2021, or if either of Messrs. Chapman or Waycaster provides notice of non-renewal at any time, no additional amount is due under the agreement.

Potential Payments at Termination or Change in Control
The following tables set forth the value of post-employment payments that are not generally available to all employees, determined as of December 31, 2016. The tables do not include the value of unconditional payments, including the value of Mr. Hart’s SERPs, under which the maximum benefit was vested as of December 31, 2016, and account balances in our non-qualified deferred compensation plans. We have included amounts payable under our employment agreements for disability, death, termination and change in control determined as of December 31, 2016.
Mr. McGraw

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control(1)	Expiration of Agreement
Cash Payments	$600,000	$600,000	$2,100,000	$4,636,530	$600,000
Awards of performance-based restricted stock	506,640	506,640	506,640	506,640	506,640
Awards of time-based restricted stock	506,640	506,640	506,640	506,640	506,640
COBRA Premiums (18 months)	—	—	25,367	25,367	—
Life Insurance	—	—	—	—	—
Death Benefit	—	1,001,936	—	—	—
Total	$1,613,280	$2,615,216	$3,138,647	$5,675,177	$1,613,280

(1)	As of December 31, 2016, Mr. McGraw would not receive a gross up payment.

Mr. Chapman

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$140,504	$140,504	$562,500	$1,213,741	$562,500
Awards of performance-based restricted stock	121,931	121,931	121,931	147,770	121,931
Awards of time-based restricted stock	49,257	49,257	49,257	147,770	49,257
COBRA Premiums (18 months)	—	—	34,487	34,487	34,487
Life Insurance	—	300,000	—	—	—
Total	$311,692	$611,692	$768,175	$1,543,768	$768,175
Mr. Waycaster

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$165,531	$165,531	$675,000	$1,415,361	$675,000
Awards of performance-based restricted stock	121,931	121,931	121,931	147,770	121,931
Awards of time-based restricted stock	49,257	49,257	49,257	147,770	49,257
COBRA Premiums (18 months)	—	—	15,124	15,124	15,124
Life Insurance	—	700,000	—		—
Death Benefit	—	337,725	—	—	—
Total	$336,719	$1,374,444	$861,312	$1,726,025	$861,312
Mr. Hart

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control(1)	Expiration of Agreement
Cash Payments	$158,392	$158,392	$744,000	$2,361,133	$—
Awards of performance-based restricted stock	243,821	243,821	243,821	295,540	—
Awards of time-based restricted stock	—	—	—	—	—
COBRA Premiums (18 months)	—	—	8,934	8,934	—
Stock Options	—	—	—	—	—
Life Insurance	—	300,000	—	—	—
Total	$402,213	$702,213	$996,755	$2,665,607	$—

(1)	As of December 31, 2016, Mr. Hart's best net provision would not be triggered.
Mr. Ross

	Disability	Death	Termination Without Cause/Constructive Termination(1)	Change in Control	Expiration of Agreement
Cash Payments	$129,677	$129,677	$570,000	$1,246,216	$570,000
Awards of performance-based restricted stock	121,931	121,931	121,931	147,770	121,931
Awards of time-based restricted stock	49,257	49,257	49,257	147,770	49,257
COBRA Premiums (18 months)	—	—	22,985	22,985	22,985
Stock Options	—	—	—	—	—
Life Insurance	—	650,000	—	—	—
Total	$300,865	$950,865	$764,173	$1,564,741	$764,173

(1)
Mr. Ross resigned from the Company effective June 30, 2017. Under the terms of his separation agreement and provided he satisfies the conditions specified in his agreement, on his separation Mr. Ross would receive the amounts payable on account of a termination without cause or constructive termination, based upon his compensation at the time of his separation.

REPORT OF THE AUDIT COMMITTEE
The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and the procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assessment of the design and effectiveness of our internal control over financial reporting. Our independent registered public accountants are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, to obtain reasonable assurance that our consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements of the Company with U.S. generally accepted accounting principles. The internal auditors are responsible to the audit committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the audit committee and the board of directors determine.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2016 and management’s assessment of the design and effectiveness of our internal control over financial reporting as of December 31, 2016. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The committee reviewed and discussed with the independent registered public accountants their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards including, without limitation, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU §380), as adopted by the PCAOB in Rule 3200T. In addition, the committee received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the audit committee concerning independence, discussed with the independent registered public accountants their independence from management and the Company, and considered the compatibility of non-audit services with the auditors’ independence.
The committee discussed with our internal auditors and independent registered public accountants the overall scope and plans for their respective audits. The committee met with the internal auditors and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held 17 meetings during 2016.
In reliance upon the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements and the report on management’s assessment of internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.
Audit Committee:

Frank B. Brooks, Chairman	Hollis C. Cheek
Jill V. Deer	Marshall H. Dickerson
John T. Foy	Michael D. Shmerling
March 8, 2017

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The audit committee has appointed HORNE LLP to serve as our independent registered public accountants for the 2017 fiscal year. A representative of HORNE LLP is expected to attend the annual meeting.  If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. HORNE LLP has served as our independent registered public accountants and audited our financial statements since 2005.
Accountant Fees in 2016 and 2015
Fees related to services performed for us by HORNE LLP in fiscal years 2016 and 2015 are as follows:

	2016	2015
Audit Fees(1)	$697,666	$717,250
Audit-related Fees(2)	157,536	35,750
Tax Fees	—	—
Total	$855,202	$753,000
(1) Audit fees included fees and expenses associated with the audit of our annual financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q, and regulatory and statutory filings.
(2) Audit-related fees primarily included fees and expenses associated with the audits of the financial statements of certain employee benefit plans and other required procedures.
In accordance with the procedures set forth in its charter, the audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for us by our independent registered public accountants prior to their engagement with respect to such services, subject to the de minimis exceptions for non-audit services permitted by the Exchange Act, which are approved by the audit committee prior to the completion of the audit. For fiscal years 2016 and 2015, none of the fees listed under Audit-related Fees were covered by the de minimis exception. The chairman of the audit committee has been delegated the authority by the committee to pre-approve the engagement of the independent registered public accountants when the entire committee is unable to do so. The chairman must report all such pre-approvals to the entire audit committee at the next committee meeting.

PROPOSALS
VOTING PROCEDURES
Shares represented by your proxy will be voted in accordance with your instructions at the annual meeting. If you return a paper proxy card signed but without any voting instructions, the proxy holders will vote your proxy as follows:

•	Proposal 1 - “FOR” the election of nominees Marshall H. Dickerson, R. Rick Hart, Richard L. Heyer, Jr., J Niles McNeel, and Michael D. Shmerling as Class 3 directors.

•	Proposal 2 - “FOR” the adoption of the non-binding, advisory resolution approving the compensation of our named executive officers.

•	Proposal 3 - In favor of holding the non-binding, advisory vote on the compensation of our named executive officers “EVERY YEAR”.

•	Proposal 4 - “FOR” the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2017.
You are entitled to one vote for each share held.
PROPOSAL 1 - ELECTION OF FIVE CLASS 3 DIRECTORS
The five Class 3 directors to be elected at our annual meeting will serve a three-year term, or until the 2020 annual meeting. The board has nominated Marshall H. Dickerson, R. Rick Hart, Richard L. Heyer, Jr., J. Niles McNeel and Michael D. Shmerling for election as Class 3 directors.
Class 3 Directors
Each of the nominees for election as a Class 3 director presently serves as a member of our board, and biographical information about each nominee is set forth above in the “Board of Directors” section under the heading “Current Directors.” If for any reason a nominee is not available as a candidate for director, an event that the board of directors does not anticipate, the proxy holders will vote, in their discretion, for another candidate nominated by the board.
Required Vote
Directors are elected by a plurality vote; the nominees in each class who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected. In January 2016, we amended our Bylaws to adopt a “majority voting” policy. Under this policy, which applies only in an uncontested election of directors, any nominee for director who receives a greater number of “withhold” votes for his or her election than votes “for” such election, although still elected to the board, must promptly tender to the board his or her resignation as a director, which will become effective upon acceptance by the board. If any resignation is tendered under these circumstances, our nominating committee must consider the resignation and make a recommendation to the board as to whether to accept or reject the director’s resignation. No later than 90 days after the shareholders meeting that resulted in a director being required to submit his or her resignation, the board must consider the recommendation of the nominating committee and act on such resignation. Both the nominating committee’s recommendation and the board’s decision with respect to a tendered resignation may include a range of alternatives, including acceptance of the resignation, rejection of it or rejection of it coupled with a commitment to address and cure the reasons believed to underlie the “withhold” votes.
All relevant factors may be considered by the nominating committee and the board in evaluating whether to accept or reject a director’s resignation. These factors may include the reasons given by shareholders for the “withhold” vote, if known, and the impact on the Company’s compliance with SEC and Nasdaq rules and regulations if the director were to no longer serve on the board and the committees on which he or she serves. The director at issue may not participate in the committee’s and the board’s decision-making process. The board’s decision will be disclosed in a Current Report on Form 8-K furnished to the SEC promptly after the board arrives at a decision regarding whether to accept or reject the director’s resignation (or the reason(s) for rejecting the resignation, if applicable).

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF
MARSHALL H. DICKERSON, R. RICK HART, RICHARD L. HEYER, JR., J. NILES MCNEEL AND MICHAEL D. SHMERLING AS CLASS 3 DIRECTORS TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION
Our board is seeking advisory shareholder approval of the compensation we pay to our NEOs. This vote, called “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, Dodd-Frank, and by Section 14A of the Securities Exchange Act. We are asking our shareholders to vote on the following resolution:
RESOLVED, that the shareholders of Renasant Corporation hereby approve the compensation paid to the named executive officers of Renasant Corporation as disclosed in this proxy statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission (which disclosures include the Compensation Discussion and Analysis, the compensation tables and any related narrative disclosures).
Our compensation program is based on a design that aligns pay with the attainment of annual performance goals and that provides competitive fix compensation intended to enhance retention and achieve strategic goals. The relationship of our compensation program to the creation of shareholder value is illustrated in the section “Compensation Discussion and Analysis”. The specific decisions made by our compensation committee for 2016 are summarized in detail in the CD&A and in compensation tables and related disclosures. We urge our shareholders to review these sections before deciding how to vote on this proposal.
As an advisory vote, this proposal is not binding, but our board and compensation committee will review the results as they continue to evaluate and modify our compensation program.
Required Vote
The affirmative vote by a majority of the votes cast at the annual meeting is required for the approval of the above resolution. Abstentions and broker non-votes will not be counted as votes cast for or against the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NEOS.
PROPOSAL NO. 3 - ADVISORY VOTE ON THE FREQUENCY OF THE SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION
In addition to the advisory vote on executive compensation discussed above (our say-on-pay vote), our board is seeking a non-binding advisory vote about the frequency of our say-on-pay vote. This vote is required under Section 14A of the Securities Exchange Act and the rules promulgated by the SEC, which require that at least once every six years we provide our shareholders the opportunity to vote, on a non-binding advisory basis, on whether our advisory vote on executive compensation should be held every one, two or three years. We last held a vote on the frequency of the advisory vote on executive compensation in 2011, at which time we implemented a three-year cycle for our say-on-pay vote.
We are now asking our shareholders to vote on the following resolution:
RESOLVED, that the shareholders of Renasant Corporation recommend, on a non-binding advisory basis, that an advisory resolution with respect to the compensation of Renasant Corporation’s named executive officers be presented every year, every other year or every three years, as reflected by their votes for each of these alternatives in connection with this resolution.
Our board of directors has determined that holding an annual advisory vote on executive compensation is the most appropriate approach for the Company. We believe that holding an annual vote will provide us with a clear indication of investor sentiment about our overall executive compensation program, including the compensation decisions we made in the previous fiscal year, and it will permit us to make decisions considering recent shareholder feedback.
As explained above, the most recent decisions made by our compensation committee are summarized in the CD&A and in the compensation tables and related disclosures. You may wish to review this information before deciding how to vote on this proposal.
As an advisory vote, this proposal is not binding, but our board and compensation committee will review the results as they determine the frequency with which we will hold a non-binding advisory vote on our executive compensation program.

Required Vote
In voting on this resolution, you should indicate your preferred voting frequency by selecting the option of holding a non-binding advisory vote on executive compensation “every year,” “every other year” or “every three years.” If you have no preference, you should consider abstaining from voting on this proposal. We will treat the option that receives a plurality of the votes cast at the annual meeting as the option the shareholders recommend. Broker non-votes will not be counted in determining the results of the vote.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BE HELD “EVERY YEAR.”
PROPOSAL 4 - RATIFICATION OF THE APPOINTMENT OF HORNE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2017
We are asking our shareholders to ratify the selection of HORNE LLP as our independent registered public accountants for 2017. Although current law, rules and regulations, as well as the charter of the audit committee, require the audit committee to engage, retain and supervise our independent registered public accountants, we view the selection of the independent registered public accountants as an important matter of shareholder concern and thus are submitting the selection of HORNE LLP for ratification by shareholders as a matter of good corporate practice.
Required Vote
The affirmative vote by a majority of the votes cast at the annual meeting is required for the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2017. If our shareholders fail to ratify this appointment, the audit committee will reconsider whether to retain HORNE LLP and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the year if it determines that such change would be in our best interests and in the best interests of our shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF HORNE LLP AS OUR INDEPENDENT REGISTER PUBLIC ACCOUNTANTS FOR 2017.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING
At the annual meeting each year, the board of directors submits to shareholders its nominees for election as directors. In addition, the board may submit other matters to the shareholders for action at the annual meeting. Shareholders may also submit proposals for action at the annual meeting.
Proposals for Inclusion in Our Proxy Statement
Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2018 Annual Meeting of Shareholders may do so by following the procedures described in Rule 14a-8 of the Exchange Act. If the 2018 annual meeting is held within 30 days of April 25, 2018, shareholder proposals must be received by E. Robinson McGraw at 209 Troy Street, Tupelo, Mississippi 38804-4827, no later than the close of business on November 16, 2017, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.
Proposals to be Introduced at the 2018 Annual Meeting
For any shareholder proposal to be presented in connection with the 2018 Annual Meeting of Shareholders but without inclusion in our proxy materials, including any proposal relating to the nomination of an individual to be elected to the board of directors, a shareholder must give timely written notice thereof in writing to the Secretary in compliance with the advance notice and eligibility requirements contained in our Bylaws. To be timely, a shareholder’s notice must be delivered to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804-4827 not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of such meeting. The notice must contain information specified in our Bylaws about each nominee or the proposed business and the shareholder making the nomination or proposal.
Under our Bylaws, based upon the meeting date of April 25, 2017 for the 2017 Annual Meeting of Shareholders, a qualified shareholder intending to introduce a proposal or nominate a director at the 2018 Annual Meeting of Shareholders but not intending the proposal to be included in our proxy materials must give written notice to our Secretary not earlier than the close of business on December 26, 2017 and not later than the close of business on January 25, 2018.
The advance notice provisions in our Bylaws also provide that in the case of a special meeting of shareholders called for the purpose of electing one or more directors, a shareholder may nominate a person or persons (as the case may be) for election to such position if the shareholder’s notice is delivered to the Secretary at the above address not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.
The specific requirements of our advance notice and eligibility provisions are set forth in Article III, Section 9 of our Bylaws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804-4827.
OTHER MATTERS
As of the date of this proxy statement, management was unaware of any other matters to be brought before the annual meeting other than those set forth herein. However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Upon written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2016. Requests should be mailed to John S. Oxford, Vice President and Director of External Affairs, 209 Troy Street, Tupelo, Mississippi 38804-4827. You may also access our Annual Report on Form 10-K on our Internet website, www.renasant.com.
By Order of the Board of Directors,
E. Robinson McGraw
Chairman of the Board and
Chief Executive Officer

REVOCABLE PROXY
RENASANT CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
APRIL 25, 2017
1:30 P.M.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The person(s) signing this proxy card hereby appoint John M. Creekmore, Jill V. Deer, Neal A. Holland, Jr., E. Robinson McGraw and Hollis C. Cheek and each of them, acting singly, as attorneys and proxies of the signer of the proxy card, with full power of substitution, to vote all shares of stock which the signer is entitled to vote at the Annual Meeting of Shareholders of Renasant Corporation to be held on Tuesday, April 25, 2017 at 1:30 p.m., Central time, at the principal office of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827, and at any and all adjournments and postponements thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority as described herein at the meeting or any adjournment or postponement thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE (A) “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL NO. 1 ON THIS PROXY CARD AS CLASS 3 DIRECTORS, (B) “FOR” THE ADOPTION OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SET FORTH IN PROPOSAL NO. 2, (C) FOR HOLDING A NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTED OFFICERS “EVERY YEAR”, AND (D) “FOR” THE RATIFICATION OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2017 SET FORTH IN PROPOSAL NO. 4. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
THIS PROXY, IF PROPERLY COMPLETED, WILL BE VOTED AS DIRECTED HEREIN. IF THIS PROXY IS SIGNED BUT NO SPECIFIC VOTING DIRECTIONS ARE GIVEN, THESE SHARES WILL BE VOTED (A) TO ELECT THE NOMINEES LISTED IN PROPOSAL NO. 1 ON THIS PROXY CARD AS CLASS 3 DIRECTORS, (B) TO ADOPT, IN A NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE PROXY STATEMENT, (C) IN FAVOR OF HOLDING A NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY YEAR, AND (D) TO RATIFY THE APPOINTMENT OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2017 SET FORTH IN PROPOSAL NO. 4.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

RENASANT CORPORATION

x	Using a blank ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	REVOCABLE PROXY	Annual Meeting of Shareholders
RENASANT CORPORATION	April 25, 2017

Mark here to vote FOR all nominees	Mark here to WITHHOLD vote all nominees	For All EXCEPT

1.	To elect 5 Class 3 directors for a three-year term expiring in 2020:
01	Marshall H. Dickerson	☐	☐	☐
02	R. Rick Hart
03	Richard L. Heyer, Jr.
04	J. Niles McNeel
05	Michael D. Shmerling

To withhold authority to vote for any nominee(s), mark “FOR ALL EXCEPT” and write the name(s) of such nominee(s) on the line below.

For	Against	Abstain
2.	To adopt, in a non-binding advisory vote, a resolution approving the compensation of our named executive officers, as described in the proxy statement;	☐	☐	☐
Every Year	Every Other Year	Every Three Years	Abstain
3.
To recommend, in a non-binding advisory vote, whether the non-binding advisory vote to approve the compensation of our named executive officers should occur every year, every other year or every three years;
☐	☐	☐	☐
For	Against	Abstain
4.	To ratify the appointment of HORNE, LLP as our independent registered public accountants for 2017; and	☐	☐	☐

5.	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1, 2 AND 4 AND A VOTE OF “EVERY YEAR” ON PROPOSAL NO. 3.

Mark here if you plan to attend the meeting.	☐

Please be sure to date and sign this proxy card in the box below.

Sign above	Date

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.